                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Schlumberger Limited
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

[LOGO]SCHLUMBERGER
Schlumberger Limited
277 Park Avenue
New York, New York 10172-0266

  ------------

42, rue Saint-Dominique
75007 Paris, France

  ------------

Parkstraat 83,
2514 JG The Hague,
The Netherlands

               NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 8, 1998

                                                                  March 6, 1998

  The Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao, Netherlands Antilles, on Wednesday, April 8, 1998, at 10:30 in the morning (Curacao time), for the following purposes:

    1. To elect 12 directors.

    2. To report on the course of business during the year ended December 31, 1997, to approve the Company's Consolidated Balance Sheet as at December 31, 1997, its Consolidated Statement of Income for the year ended December 31, 1997, and the declaration of dividends by the Board of Directors as reflected in the Company's 1997 Annual Report to Stockholders.

    3. To approve the appointment of Price Waterhouse LLP as independent public accountants to audit the accounts of the Company for 1998.

    4. To approve amendments to the Schlumberger Discounted Stock Purchase
  Plan.

    5. To approve adoption of the Schlumberger 1998 Stock Option Plan.

  Action will also be taken upon such other matters as may come properly before the Meeting.

  The close of business on February 23, 1998 has been fixed as the record date for the Meeting. All holders of Common Stock of record at that time are entitled to vote at the Meeting.

                                              By order of the Board of
                                              Directors,

                                                   DAVID S. BROWNING
                                                       Secretary

                                PROXY STATEMENT

                                                                  March 6, 1998

  This statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (the "Company") of proxies to be voted at the 1998 Annual General Meeting of Stockholders (the "Meeting"). The approximate mailing date of this Proxy Statement is March 6, 1998. Business at the Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the Meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information.

  The Company's 1997 Annual Report to Stockholders (the "Report") has been mailed under separate cover. The Company's Consolidated Balance Sheet as at December 31, 1997, its Consolidated Statement of Income for the year ended December 31, 1997 and the supplemental financial information with respect to dividends included in the Report are incorporated by reference as part of this proxy soliciting material.

  The Company will bear the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $10,000 plus reasonable expenses. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to the beneficial owners.

VOTING PROCEDURE

  Each stockholder of record at the close of business on February 23, 1998 is entitled to one vote for each share registered in such stockholder's name. On
that date there were               outstanding shares of Common Stock of the
Company (excluding               shares held in treasury).

  Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the holding of the Meeting. Abstentions and broker non-votes are counted for determining the presence of a quorum but are not counted as votes cast in the tabulation of votes on any matter brought before the Meeting.

  Shares cannot be voted at the Meeting unless the owner of record is present in person or is represented by proxy. The Company is incorporated in the Netherlands Antilles and, as required by the laws thereof and the Company's Deed of Incorporation, meetings of stockholders must be held in Curacao. The enclosed proxy card is a means by which a stockholder may authorize the voting of shares at the Meeting. It may be revoked at any time by written notice to the Secretary of the Company before it is voted. If it is not revoked, the shares represented will be voted in accordance with the proxy.

                           1. ELECTION OF DIRECTORS

  It is intended to fix the number of directors at 12 and to elect a Board of 12 directors, each to hold office until the next Annual General Meeting of Stockholders and until a director's successor is elected and qualified or until a director's death, resignation or removal. Each of the nominees is now a director and was previously elected by the stockholders, except Victor E. Grijalva. Unless instructed otherwise, the proxies will be voted for the election of the 12 nominees named below. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve, if elected.

  A majority of the votes cast is required to elect each of the nominees for director.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

  The Board of Directors' nominees for election to the Board, together with information furnished by them with respect to their business experience, and other information regarding them, are set forth below:

                          NOMINEE, AGE AND                             DIRECTOR
                    FIVE-YEAR BUSINESS EXPERIENCE                       SINCE
                    -----------------------------                      --------
DON E. ACKERMAN, 64; Private Investor since 1991 (1).................    1982
D. EUAN BAIRD, 60; Chairman and Chief Executive Officer since October
 1986 (2)............................................................    1986
JOHN DEUTCH, 59; Institute Professor, Massachusetts Institute of
 Technology, Cambridge, Massachusetts, since January 1997; Director of U.S. Central Intelligence May 1995 to December 1996; Deputy
 Secretary of Defense April 1994 to May 1995; Under Secretary of
 Defense (Acquisition and Technology) March 1993 to 1994; Director of
 Schlumberger Limited May 1987 to 1993 (3)...........................    1997
VICTOR E. GRIJALVA, 59; Executive Vice President, Oilfield Services
 of the Company from 1994 to present. Previously, from 1992 to 1994,
 Executive Vice President for Wireline, Testing & Anadrill...........     --
DENYS HENDERSON, 65; Chairman, The Rank Group Plc., a diversified leisure services concern, since March 1995; Chairman, Zeneca Group
 PLC, June 1993 to May 1995; Chairman, Imperial Chemical Industries
 PLC ("ICI"), June 1993 through April 1995; Chairman and Chief
 Executive Officer, ICI, April 1987 to June 1993, all in the United
 Kingdom (4).........................................................    1995
ANDRE LEVY-LANG, 60; Chairman of the Board of Management of Compagnie
 Financiere de Paribas, an international banking group, since June
 1990; Chairman of the Board of Management of Banque Paribas, a
 subsidiary of Compagnie Financiere de Paribas, since 1991; Chairman of the Board of Management of Compagnie Bancaire 1989 to 1993;
 Chairman of the Supervisory Board of Compagnie Bancaire since 1993,
 all in Paris (5)....................................................    1992

                           NOMINEE, AGE AND                            DIRECTOR
                    FIVE-YEAR BUSINESS EXPERIENCE                       SINCE
                    -----------------------------                      --------
WILLIAM T. McCORMICK, JR., 53; Chairman and Chief Executive Officer,
 CMS Energy Corp., a diversified energy company, Dearborn, Michigan
 (6)..................................................................   1990
DIDIER PRIMAT, 53; President, Primwest Holding N.V., an investment
 management company, Curacao, N.A. (7)................................   1988
NICOLAS SEYDOUX, 58; Chairman and Chief Executive Officer, Gaumont, a
 French film making enterprise, Paris (7).............................   1982
LINDA GILLESPIE STUNTZ, 43; Partner, law firm of Stuntz & Davis P.C.,
 Washington, D.C. since February 1995; Partner, law firm of Van Ness
 Feldman, P.C., Washington, D.C. March 1993 to February 1995; U.S.
 Dept. of Energy May 1989 to January 1993 (8).........................   1993
SVEN ULLRING, 62; President and Chief Executive Officer, Det Norske
 Veritas which provides safety, quality and reliability services to
 maritime, offshore and other industries, Hovik, Norway...............   1990
YOSHIHIKO WAKUMOTO, 66; Adviser to Toshiba Corporation, a technology company centered on electronics and energy, since July 1996, and, since November 1996, Vice President, The Japan Foundation, and
 Executive Director of its Center for Global Partnership; Member of
 Board of Toshiba Corporation from July 1988 to June 1996; from July
 1992 to June 1996, Executive Vice President of Toshiba with responsibility for corporate planning, group companies and
 information systems (1992 to 1995), and international affairs (1996);
 from July 1990 to June 1992, Senior Vice President for international
 staff (1990 and 1991) and corporate planning (1992), all in Tokyo ...   1997

--------
(1) Mr. Ackerman is also Chairman of the Board of Genicom Corporation, which is in the business of computer peripherals, electronic components and computer related services.

(2) Mr. Baird is also a director of Compagnie Financiere de Paribas, Paris, France and of The BOC Group plc, a United Kingdom company in the chemical and health care industries. He is a trustee of Haven Capital Management Trust.

(3) Mr. Deutch is also a director of Citicorp, a bank holding company which is the parent of Citibank; CMS Energy Corp., a diversified energy company; Cummins Engine Company, Inc., a manufacturer of diesel engines and components, and of ARIAD Pharmaceuticals which is engaged in the discovery and development of novel pharmaceuticals based on signal transaction pathways and the genes that regulate them.

(4) Sir Denys is also Chairman of Dalgety PLC, a United Kingdom agricultural products holding company.

(5) Mr. Levy-Lang is also a director of Elf-Aquitaine, a producer of oil, gas and chemicals. On January 4, 1996, Mr. Levy-Lang was notified by a French judge that he was placed under official investigation ("mise en examen") as part of an ongoing inquiry regarding irregularities uncovered in the 1991 financial statements of Ciments Francais, S.A., which was at that time a subsidiary of Compagnie Financiere de Paribas.

(6) Mr. McCormick is also a director of First Chicago NBD Inc., a regional bank holding company, and Rockwell International Inc., a diversified producer of electronic, industrial automation and avionics products, among others.

(7) Mr. Primat and Mr. Seydoux are cousins.

(8) Mrs. Stuntz is also a director of American Electric Power Company, Inc., an electric and power holding company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Following are the shares of the Company's Common Stock beneficially owned as of January 31, 1998 by all directors and nominees, by each of the named executive officers, and by the directors and officers as a group. Except as footnoted, each named individual has sole voting and investment power over the shares listed by that individual's name. As of January 31, 1998, no nominee for director owned more than 1.0% of the outstanding shares of the Company's Common Stock, except Mr. Primat who owned 1.12%. All 23 directors and executive officers as a group owned 1.90% of the outstanding shares of the Company at January 31, 1998.

NAME                                                                SHARES
----                                                               ---------
Don E. Ackerman...................................................     2,000
D. Euan Baird..................................................... 1,691,955(1)
John Deutch.......................................................     2,600(2)
Victor E. Grijalva................................................   492,643(3)
Denys Henderson...................................................     5,000
Andre Levy-Lang...................................................     4,000
Arthur Lindenauer.................................................   151,710(4)
Clermont Matton...................................................   409,899(5)
William T. McCormick, Jr..........................................     8,000
Irwin Pfister.....................................................   105,254(6)
Didier Primat..................................................... 5,560,100(7)
Nicolas Seydoux...................................................   251,524(8)
Linda Gillespie Stuntz............................................     4,000(9)
Sven Ullring......................................................     3,172
Yoshihiko Wakumoto................................................       --
All directors and executive officers as a group (23 persons)...... 9,444,964(10)

--------
 (1) Includes 1,140,000 shares which are deemed to be beneficially owned by Mr. Baird because he has the right to acquire such shares within 60 days through the exercise of stock options.

 (2) Includes 600 shares owned by Mr. Deutch's wife, as to which he disclaims beneficial ownership.

 (3) Includes 600 shares owned by Mr. Grijalva's daughter, as to which he disclaims beneficial ownership, and 414,000 shares which are deemed to be beneficially owned by him because he has the right to acquire such shares within 60 days through the exercise of stock options.

 (4) Includes 126,000 shares which are deemed to be beneficially owned by Mr. Lindenauer because he has the right to acquire such shares within 60 days through the exercise of stock options.

 (5) Includes 384,000 shares which are deemed to be beneficially owned by Mr. Matton because he has the right to acquire such shares within 60 days through the exercise of stock options.

 (6) Includes 105,000 shares which are deemed to be beneficially owned by Mr. Pfister because he has the right to acquire such shares within 60 days through the exercise of stock options.

 (7) Includes 560,000 shares as to which Mr. Primat shares investment power.

 (8) Includes 15,364 shares owned by Mr. Seydoux's wife as to which he shares voting and investment power.

 (9) Includes 2,000 shares as to which Mrs. Stuntz shares voting power.

(10) Includes 2,696,750 shares which are deemed to be beneficially owned by executive officers as a group because they have the right to acquire such shares within 60 days through the exercise of stock options.

BOARD AND COMMITTEES

  The Company has an Audit, a Compensation, a Finance and a Nominating
Committee.

  The Audit Committee assesses and monitors the corporate control environment and recommends for appointment by the Board of Directors, subject to approval by the stockholders, a firm of independent certified public accountants whose duty is to examine the consolidated financial statements of the Company. The Committee confers with the independent accountants and periodically reports to and advises the Board concerning the scope of the independent accountants' examinations and similar matters relating to the Company's accounting practices and internal accounting controls. The Committee also advises the Board concerning the fees of the independent accountants. Mr. Ullring is Chairman of the Audit Committee, and Messrs. Ackerman and Levy-Lang and Mrs. Stuntz are the other members.

  The Compensation Committee reviews and approves the compensation of the officers of the Company, advises on compensation and benefits matters and administers the Company's stock option plans. Mr. Ackerman is Chairman of the Compensation Committee. Sir Denys Henderson and Messrs. McCormick and Seydoux are the other members.

  The Finance Committee advises on various matters including dividend and financial policies, the borrowing of money, the purchase and sale of securities and the investment and reinvestment of surplus funds. The Committee periodically reviews the administration of the employee benefit plans of the Company and its subsidiaries. Messrs. Baird, Deutch, Levy-Lang, Primat and Wakumoto are the members of this Committee.

  The Nominating Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meetings of stockholders. Also, the Committee may recommend to the Board persons to be appointed by the Board or to be elected by the stockholders to fill any vacancies on the Board. Mr. McCormick is Chairman of this Committee, and Messrs. Baird, Seydoux and Ullring are the other members. The Nominating Committee will consider nominees recommended by stockholders. Stockholders may submit nominations to Chairman, Nominating Committee, care of the Secretary, Schlumberger Limited, 277 Park Avenue, New York, New York 10172-0266.

  During 1997 the Board of Directors held five meetings. The Audit Committee met twice; the Compensation Committee met four times; the Finance Committee met twice, and the Nominating Committee met once. All present directors attended at least 75% of the aggregate of the meetings of the Board and of the Committees of the Board on which such directors served.

  Directors who are employees of the Company do not receive compensation for serving on the Board or Committees of the Board. Board members who are not employees receive annual fees of $40,000 each and additional annual fees of $10,000 as members of each of the Committees on which they serve, except that the Chairmen of the Audit, Compensation and Nominating Committees each receive an annual fee of $20,000, rather than the $10,000 annual fee for Committee service.

  Prior to 1997, the Company and its subsidiaries had banking relationships with Banque Paribas under which funds were deposited with, and borrowed from, Banque Paribas on terms the Company felt were competitive, reasonable, and customary. Such relationships may occur in 1998. Mr. Levy-Lang, nominee for election as director, is Chairman of the Board of Management of Banque Paribas.

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table shows, for the fiscal years ending December 31, 1997, 1996 and 1995, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four most highly compensated executive officers of the Company:

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                                                         COMPENSATION
                                                         -------------
                                                            AWARDS
                                                         -------------
                                ANNUAL COMPENSATION       SECURITIES
        NAME AND              --------------------------  UNDERLYING       ALL OTHER
   PRINCIPAL POSITION    YEAR SALARY($)(1)   BONUS($)(1) OPTIONS(#)(3) COMPENSATION($)(4)
   ------------------    ---- ------------   ----------- ------------- ------------------
D.E. Baird.............. 1997  1,500,000      1,500,000     500,000         323,000
 Chairman and            1996  1,100,000      1,100,000     150,000         231,000
 Chief Executive Officer 1995  1,100,000      1,000,000      50,000         139,417
V.E. Grijalva........... 1997    600,000        450,000     200,000         129,000
 Executive Vice
  President,             1996    600,000        425,000     100,000         108,350
 Oilfield Services       1995    600,000        385,000      25,000          81,350
A. Lindenauer........... 1997    500,000        275,000      60,000          96,200
 Executive Vice
  President--            1996    500,000        260,000      40,000          83,600
 Finance                 1995    500,000        260,000           0          65,625
I. Pfister.............. 1997    420,411        300,000     125,000          55,112
 Executive Vice
  President,
 Test & Transactions
C. Matton............... 1997    498,299(2)     207,612      50,000          77,641
 Executive Vice
  President,             1996    500,000        115,000     100,000          83,600
 Resource Management
  Services               1995    500,000        260,000      25,000          56,948

--------
(1) Salary and bonus amounts include cash compensation earned and received and any amounts deferred under the Schlumberger Restoration Savings Plan ("Restoration Savings Plan").
(2) Mr. Matton's salary of $500,000 was changed to 2,900,000 French francs on October 1, 1997.
(3) The Company has granted no stock appreciation rights or restricted stock.
(4) The 1997 amounts disclosed in this column include:
  (a) Company contributions to Schlumberger's Profit Sharing Plans.
  (b) Company unfunded credits to the Schlumberger Supplementary Benefit Plan.
  (c) Company unfunded matching credits to the Restoration Savings Plan.

                                                           (a)($) (b)($)  (c)($)
                                                           ------ ------- ------
   Mr. Baird.............................................. 19,200 227,850 75,950
   Mr. Grijalva........................................... 19,200  82,350 27,450
   Mr. Lindenauer......................................... 19,200  57,750 19,250
   Mr. Pfister............................................ 17,600  27,919  9,593
   Mr. Matton............................................. 33,041  33,450 11,150

  The Company's matching credits under the Restoration Savings Plan are vested 33 1/3% at three years of service, 66 2/3% at four years, 100% at five years or at age 60 or upon death or upon change of control. The amounts credited under the Restoration Savings Plan will be paid upon termination or retirement, death, disability, or change in control.

STOCK OPTION GRANTS TABLE

  The following table sets forth certain information concerning stock options granted during 1997 by the Company to the Chief Executive Officer and the next four most highly compensated executive officers of the Company. In addition, there are shown hypothetical gains that could be realized for the respective options, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options are granted over the ten-year term of the options. The actual gain, if any, realized upon exercise of the options will depend upon the market price of the Company's Common Stock relative to the exercise price of the option at the time the option is exercised. There is no assurance that the amounts reflected in this table will be realized.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                          ANNUAL RATES OF STOCK
                                                                           PRICE APPRECIATION
                                        INDIVIDUAL GRANTS                    FOR OPTION TERM
                         ------------------------------------------------ ---------------------
                           NUMBER OF     % OF TOTAL
                           SECURITIES     OPTIONS
                           UNDERLYING    GRANTED TO  EXERCISE
                            OPTIONS     EMPLOYEES IN   PRICE   EXPIRATION
                         GRANTED (#)(1) FISCAL YEAR  ($/SH)(2)    DATE      5%($)      10%($)
          NAME           -------------- ------------ --------- ---------- ---------- ----------
D. E. Baird.............    500,000         8.14       90.50    10/21/07  28,457,481 72,116,846
V. E. Grijalva..........    200,000         3.26       90.50    10/21/07  11,382,992 28,846,738
A. Lindenauer...........     60,000         0.98       90.50    10/21/07   3,414,897  8,654,021
I. Pfister..............    125,000         2.03       90.50    10/21/07   7,114,370 18,029,211
C. Matton...............     50,000         0.81       90.50    10/21/07   2,845,748  7,211,684

--------
(1) The Company has not granted any stock appreciation rights. These options become exercisable in installments of 20% each year following the date of grant. All outstanding stock options become fully exercisable prior to any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation or prior to liquidation or dissolution of the Company, unless such merger, reorganization or consolidation provides for the assumption of such stock options.

(2) The exercise price of the options is equal to the average of the high and the low per share prices of the Common Stock on their respective dates of grant and may be paid in cash or by tendering shares of Common Stock. Applicable tax obligations may be paid in cash or by the withholding of shares of Common Stock.

STOCK OPTION EXERCISES
AND DECEMBER 31, 1997 STOCK OPTION VALUE TABLE

  The following table sets forth certain information concerning stock options exercised during 1997 by the Chief Executive Officer and the next four most highly compensated executive officers of the Company and the number and value of unexercised options at December 31, 1997. The Company has not granted stock appreciation rights. The values of unexercised in-the-money stock options at December 31, 1997 shown below are presented pursuant to Securities and Exchange Commission rules. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Company's Common Stock relative to the exercise price per share of Common Stock of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF
                                                     SECURITIES     VALUE OF
                                                     UNDERLYING    UNEXERCISED
                                                     UNEXERCISED  IN THE MONEY
                                                     OPTIONS AT    OPTIONS AT
                                                     FY-END (#)   FY-END ($)(2)
                   SHARES ACQUIRED       VALUE      EXERCISABLE/  EXERCISABLE/
NAME               ON EXERCISES (#) REALIZED ($)(1) UNEXERCISABLE UNEXERCISABLE
----               ---------------- --------------- ------------- -------------
D. E. Baird.......     200,000        12,225,000      1,060,000/   52,606,640/
                                                        940,000    21,886,760
V. E. Grijalva....      50,000         2,981,850        364,000/   18,511,364/
                                                        446,000    11,951,256
A. Lindenauer.....      70,000         4,012,170        110,000/    5,430,228/
                                                        140,000     3,840,992
I. Pfister........        0                  --          85,000/    4,167,850/
                                                        221,000     4,569,116
C. Matton.........      24,000         1,290,000        334,000/   16,745,890/
                                                        292,000    11,762,024

--------
(1) Market value of stock on date of exercise less exercise price.

(2) Closing price of stock on December 31, 1997 ($80.50) less exercise price.

PENSION PLANS

  The Company and certain of its subsidiaries maintain pension plans for employees, including executive officers, providing for lifetime pensions upon retirement after a specified number of years of service. Employees may participate in one or more pension plans in the course of their careers with the Company or its subsidiaries, in which case they become entitled to a pension from each of such plans based upon the benefits accrued during the years of service related to each plan. Such plans are funded on an actuarial basis through cash contributions made by the Company or its subsidiaries; certain of these plans also permit or require contributions by employees.

  Benefits under the International Staff Pension Plans of the Company and certain of its subsidiaries (the "International Plans") are based on a participant's pensionable salary (generally, base salary plus incentive) for each year in which the participant participates in the International Plans and the participant's length of service with the Company or any subsidiary. From January 1, 1993, the benefit earned is 3.2% of pensionable salary for each year of service. Benefits are payable upon normal retirement age at or after age 55 or upon early retirement. Estimated annual benefits from the International Plans payable upon retirement: $33,714 for Mr. Baird; $57,139 for Mr. Grijalva; and $119,184 for Mr. Matton (assuming pensionable salary continues at the December 31, 1997 level for Mr. Matton).

  Benefits under the U.S. tax qualified pension plans of the Company and certain of its subsidiaries (the "U.S. plans") are based on a participant's admissible compensation (generally, base salary plus incentive) for each year in which the participant participates in the U.S. plans and the participant's length of service with the Company or any subsidiary. From January 1, 1989, the benefit earned is 1.5% of admissible compensation for service prior to the participant's completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. The Company has adopted a supplementary benefit plan for eligible employees, including executive officers. Amounts under the supplementary plan will be accrued under an unfunded arrangement to pay each individual the additional amount which would have been payable under the U.S. plans if the amount had not been subject to limitations imposed by law on maximum annual benefit payments and on annual compensation recognized to compute plan benefits. Assuming admissible compensation continues at the December 31, 1997 levels, estimated annual benefits payable upon retirement at normal retirement age
(65) from the U.S. plans and the supplementary benefit plan: $671,278 for Mr. Baird; $290,555 for Mr. Grijalva; $234,390 for Mr. Lindenauer; $132,015 for Mr. Pfister; and $89,414 for Mr. Matton.

CORPORATE PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock (assuming reinvestment of dividends at date of payment into Common Stock of the Company) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on Value Line's Oilfield Services/Equipment Industry Group over the preceding five-year period. The following graph is presented pursuant to Securities and Exchange Commission rules. The Company believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Company's executive compensation program is based on financial and strategic results, and the other factors set forth and discussed in the Compensation Committee Report on Page 12.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
      AMONG SCHLUMBERGER LIMITED, S&P 500 INDEX AND VALUE LINE'S OILFIELD
                      SERVICE/EQUIPMENT INDUSTRY GROUP**

                       [PERFORMANCE GRAPH APPEARS HERE]


                Schlumberger            S&P 500          Industry Peer Index

12/92             100                   100                     100

12/93             105                   110                     119

12/94              92                   112                     116

12/95             129                   153                     177

12/96             189                   189                     272

12/97             252                   308                     388





  Assumes $100 invested on December 31, 1992 in Schlumberger Limited stock, in the S&P 500 Index and in Value Line's 1997 Oilfield Services Industry Index. Reflects month-end dividend reinvestment, and annual reweighting of the Industry Peer Index portfolio.

   *Total return assumes reinvestment of dividends.
  **Fiscal year ending December 31.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Company's Board is comprised entirely of outside Directors who act on behalf of the Board to review and approve compensation programs applicable to executive officers. Specific awards for these officers are approved by the Committee.

  Three programs continue to provide the core compensation vehicles for executive officers:

  --Base Salaries
  --Annual Cash Incentive Awards
  --Stock Option Grants

  For many years the Company has emphasized career opportunities by recruiting from colleges and universities in countries where the Company works (more than 70 countries throughout the world), supporting mobility and maintaining highly competitive compensation programs which are based on an employee's contribution and potential rather than country of origin.

  Thus, the three programs noted above are applicable not only to executive officers but to thousands of managerial, professional and technical employees in the Company. At all levels, employees enjoy competitive base salaries. Cash incentive participation is added to the compensation package as employees advance, with the size of incentive opportunity as a percent of base salary increasing as one progresses in the organization.

  Within the first few years of employment, those with strong performance as well as outstanding future potential may be awarded stock option grants, which are discretionary in nature.

  In this way, an increasing portion of the successful employee's total compensation becomes leveraged against yearly results and Company long-term appreciation due to the expanding role of cash incentives and stock options.

  Many of the Company's subsidiaries also have profit sharing plans that provide annual deferred awards which reflect the results of the fiscal year for the subsidiary sponsoring the plan. These awards also tend to increase the portion of total compensation which is leveraged against business results.

  Base salaries are reviewed annually for competitiveness against a data base of comparator company information provided by outside compensation consultants. The companies in the data base reflect those broad industry segments in which the Company competes--oil-related, high technology and high volume manufacturing. The companies in the data base may change slightly from year to year due to mergers and acquisitions as well as the normal movement of companies into and out of the data base at their own volition. The roster of companies in the data base used for executive officer base salary ranges is also used for professional and managerial employees of the Company throughout the world.

  While executive officer base salary levels are studied annually, they are adjusted less frequently. Except for significant changes in responsibility, an executive officer's base salary may be increased only every three to five years, and then by a significant amount. This has allowed the Company to focus primarily on variable compensation during the period of low inflation we have been experiencing.

  Consistent with its adherence to salary change practices for executive officers, the salary of the Chief Executive Officer was increased in 1997, the first increase since 1992. Irwin Pfister's salary was increased in 1997 at the time of his promotion to Executive Vice President, with responsibility for the Test and Transactions sector.

  The comparator companies used for compensation purposes are different from those in the Corporate Performance Graph (the Value Line Oilfield
Services/Equipment Industry Group). The Value Line companies do not constitute a source of recruits nor do they reflect all the industry segments in which the Company operates.

  Annual cash incentive awards for each executive officer are payable early in the calendar (fiscal) year and reflect performance against targets or objectives established early in the preceding calendar year.

  Incentive awards are calculated as a percent of the base salary paid each executive officer in the completed calendar year. The maximum percent varies among executive officer positions to reflect the differing levels of potential impact on Company results. For 1997, the incentive award ranges of the named executive officers were:

  --0 to 100% for Mr. Baird,
  --0 to 75% for Messrs. Grijalva, Matton and Pfister,
  --0 to 60% for Mr. Lindenauer.

  One half the incentive potential for each executive officer is a function of performance against specific numerical targets for the Company (Messrs. Baird and Lindenauer) or the business sector for which the executive officer was responsible (Messrs. Grijalva, Matton and Pfister) during the calendar year completed. The Company target is earnings per share; the business sector target is net income for the sector.

  The second half of the incentive potential is a reflection of performance against various objectives of each executive officer. Objectives may be strategic or personal and may relate solely to the completed fiscal year or be interim measures against longer-term objectives. Achievement against objectives is determined subjectively.

  The strong performance of the Company in 1997 and of the Oilfield Services sector in particular generated incentive awards which placed Messrs. Baird, Grijalva and Lindenauer at an appropriately high level of total cash compensation in the comparator company data base discussed earlier.

  Stock option grants were awarded late in 1997 in a Company-wide review of those deemed eligible to receive an option grant. Such reviews are conducted every 18 months to two years. In addition, grants typically are awarded between general reviews to recognize promotions, substantial changes in responsibility and significant individual or team achievements.

  The Company's stock option program is unique in that grants are awarded on an entirely discretionary basis to individuals demonstrating exceptional performance in their current positions as well as the likelihood of continuing high quality performance in the future.

  Each of the named executive officers received a stock option grant in 1997. The grants awarded Messrs. Baird, Grijalva and Lindenauer were intended to be the final grants of their Schlumberger careers. By the time these grants fully vest (five years from grant date), each of these executive officers will have become eligible for his unreduced Company retirement benefit.

  The stock option grants awarded by the Company are uniform in their terms for executive officers as well as all other optionees--10-year term, vesting in 20% steps at the first through fifth anniversary of grant date, and option price equal to fair market value on date of grant.

  The Company does not utilize below market options, stock appreciation rights, phantom stock, restricted stock, performance units or reload options.
Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual. The Committee does not believe that the cash compensation payable in excess of this amount for fiscal year 1997 will result in any material loss of tax deduction for the Company. Therefore, the Committee has elected not to follow the provisions of Section 162(m) with regard to cash compensation. The Company's stock option plans are believed to be in compliance with the provisions of Section 162(m).

BASES FOR THE COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The same data base of companies used for comparison purposes to review base salaries of other executive officers (and managerial employees throughout the Schlumberger universe) is studied to consider the base salary of the Chief Executive Officer. The data base reflects the industry segments in which the Company operates--oil-related, high technology and high volume manufacturing.

  In 1997, the Chief Executive Officer's salary was increased to $1,500,000. This was the first adjustment in salary since 1992, and the salary of Mr. Baird is expected to remain unchanged for the balance of his career in Schlumberger.

  The potential cash incentive award for the Chief Executive Officer for 1997 was 100% of base salary. As with other executive officers with corporate responsibility, one half of this award potential was a measure of performance against targeted earnings per share for the Company. This target was exceeded in 1997.

  The second half of the award potential reflects the Committee's evaluation of Mr. Baird's performance against strategic objectives established early in 1997 for the calendar year. These included the creation of a 10-year vision which was formulated with the substantive involvement of groups of employees at various levels, growth in Asia where expansion continued to be strong, and profitability of the seismic business, which exceeded expectations. Disclosure of specific measures applied to evaluate achievement of these objectives as well as the basic nature of certain other objectives could adversely affect the Company's competitive position.

  The total cash incentive awarded Mr. Baird for 1997 performance was $1,500,000. In combination with base salary, this placed him (appropriately) in the upper range of total cash compensation in the comparator company survey data.

  In 1997 Mr. Baird received a stock option grant of 500,000 shares which fully vests in five years. This grant was decidedly larger than prior grants in light of the Company's 61.2% stock price appreciation during 1997 and its 51% increase in net income in 1997 over 1996. Also, the Committee does not contemplate additional option grants before Mr. Baird's retirement.

  Like all other options awarded in 1997, the grant to Mr. Baird was of 10-year duration, vesting in 20% steps on the first through fifth anniversary of grant date, and priced at fair market value on grant date.

  As is the case with all other executive officers of the Company, Mr. Baird has no employment agreement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S
BOARD OF DIRECTORS

       Don E. Ackerman, Chairman  William T. McCormick Jr.
       Denys Henderson            Nicolas Seydoux

                            2. FINANCIAL STATEMENTS

  The Company's Consolidated Balance Sheet as at December 31, 1997, its Consolidated Statement of Income for the year ended December 31, 1997, and the amount of dividends declared by the Board of Directors during 1997 are submitted to the stockholders pursuant to the Deed of Incorporation of the Company.

  A majority of the votes cast is required for the approval of the financial results as set forth in such financial statements and of the declaration of dividends by the Board of Directors reflected in the Company's 1997 Annual Report.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

                          3. APPOINTMENT OF AUDITORS

  Price Waterhouse LLP, who have served as auditors for the Company since its organization, have been selected by the Board of Directors as independent public accountants to audit the accounts of the Company for the year 1998. The Company's By-Laws provide that the selection of auditors is subject to approval by the stockholders, and a majority of the votes cast is required for such approval. A representative of Price Waterhouse LLP will attend the Meeting and will have the opportunity to make a statement and respond to questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 3.

       4. AMENDMENTS TO THE SCHLUMBERGER DISCOUNTED STOCK PURCHASE PLAN

  The Schlumberger Discounted Stock Purchase Plan (the "DSPP") was originally approved by the Board of Directors (the "Board") of the Company and the stockholders in 1988 and was amended and restated in 1992 by the Board with approval of the stockholders. On January 21, 1998, the Board approved, subject to stockholder approval, amendments to the DSPP which would (i) increase the number of shares available for purchase under the DSPP by 12,000,000 shares; and (ii) provide for automatic adjustments in lieu of the discretionary adjustments currently provided for by the Plan in the various share limitations and purchase price of the shares available for purchase under the DSPP in the event of certain changes in the capital structure of the Company. As amended and restated in 1992, the DSPP authorized the purchase of 8,000,000 shares of Common Stock. After giving affect to the Company's two-for-one 1997 stock split, 2,624,867 shares remained available for purchase under the DSPP and it is anticipated that approximately 1,200,000 shares will be purchased on June 30, 1998. The amendments are designed to insure that a sufficient number of shares will be available for future purchase periods and to eliminate discretion in any adjustment in the event of any change in the capital structure of the Company such as the Company's 1997 stock split. The amendments also make other changes to conform with applicable laws. Currently, 15,500 employees participate in the DSPP.

  The following is a summary of the principal features of the DSPP. The summary, however, is subject in all respects to the express provisions of the DSPP. The DSPP, as proposed to be amended and restated, is set forth as Exhibit A to this Proxy Statement and reference is made to such Exhibit for a complete statement of its terms and provisions.

  Employees eligible to participate in the DSPP are full-time and part-time employees of the Company and its subsidiaries, including officers, who have been so employed for a period of six months or more. The DSPP is administered by the DSPP Committee (the "Committee") appointed by the Board.

  Each participant in the DSPP may make contributions through payroll deductions from one to ten percent of his or her eligible compensation. Such contributions, together with interest and dividends on shares held in the DSPP, where applicable, are used to purchase shares of Common Stock at the end of each twelve-month purchase period provided for under the DSPP (which generally extends from the first trading day of July to the last trading day of the following June).

  The price used for allocating shares to a participant is 85% of the lesser of (i) the fair market value (as defined in the DSPP) of the Company's Common Stock on the first trading day of the twelve-month purchase period or (ii) the fair market value of the Company's Common Stock on the last trading day of such twelve-month purchase period.

  It is intended that the DSPP constitute an "employee stock purchase plan" under the provisions of Section 423 of the United States Internal Revenue Code (the "Code"). The provisions of Section 423 of the Code and the DSPP limit the number of shares which may be purchased by any participant for each purchase period. Under existing interpretation of accounting rules, the Company treats the DSPP as noncompensatory and recognizes no charge to earnings. The Financial Accounting Standards Board is considering a review of the accounting rules for discounted stock purchase plans.

  The tax consequences to participants will vary according to the laws and regulations of the country where the participant is subject to tax. For participants subject to U.S. tax, no U.S. income is recognized upon the grant or purchase of shares under the DSPP. However, such participants will recognize taxable income upon disposition of the shares acquired under the DSPP.

  The Company is entitled to a deduction under Section 162 of the Code only to the extent that ordinary income is realized by the participant as a result of a disqualifying disposition.

  Stockholder approval is required for an amendment that otherwise would cause the terms of the DSPP to fail to meet the requirements of Section 423 of the Code. Section 423 of the Code currently requires stockholder approval of a plan amendment that would (a) change the number of shares subject to the plan or (b) change the class of employees eligible to participate in the plan.

  The following table sets forth the number of shares purchased under the DSPP during 1997 by the Chief Executive Officer, the named executive officers, executive officers as a group and all employees as a group, including all current officers who are not executive officers.

                                                            PURCHASE
                                                             PRICE   NUMBER OF
   NAME AND POSITION                                          (1)     SHARES
   -----------------                                        -------- ---------
   D. E. Baird, Chairman and Chief Executive Officer.......                  0
   V. E. Grijalva, Executive Vice President................                594
   A. Lindenauer, Executive Vice President.................                594
   I. Pfister, Executive Vice President....................                  0
   C. Matton, Executive Vice President.....................                594
   All executive officers as a group.......................              3,868
   All employees, including non-executive officers, as a
    group..................................................          1,395,755

  --------
  (1)The purchase price on June 30, 1997 was $35.76.

  A majority of the votes cast is required for approval of the proposed DSPP amendments.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 4.

              5. ADOPTION OF SCHLUMBERGER 1998 STOCK OPTION PLAN

  On January 21, 1998, the Board adopted, subject to stockholder approval, the Schlumberger 1998 Stock Option Plan (the "1998 Plan"). The Board's approval of the 1998 Plan followed a review and evaluation of the Company's existing plans by the Compensation Committee of the Board (the "Committee").

  Under the Schlumberger 1979 Stock Incentive Plan and the Schlumberger 1979 Incentive Stock Option Plan (under both of which no further options could be granted after May 7, 1989), 205,344 shares of Common Stock are reserved for issuance in respect of outstanding options. Under the Schlumberger 1989 Stock Incentive Plan (the "1989 Plan"), 12,055,604 shares of Common Stock are reserved for issuance in respect of outstanding options and 191,659 shares are reserved for future grants. Under the Schlumberger 1994 Stock Option Plan (the "1994 Plan") 14,123,234 shares are reserved for issuance in respect of outstanding options and 5,433,950 shares are reserved for future grants.

  In structuring the 1998 Plan, the Committee sought to provide incentives which link the interests of key employees with the long term growth of the Company and the interests of the Company's stockholders through the ownership and performance of the Company's Common Stock and to respond to applicable tax laws, accounting rules and securities regulations. The 1998 Plan is set forth in Exhibit B to this Proxy Statement and reference is made to such Exhibit for a complete statement of its terms and provisions.

  The 1998 Plan is administered by the Committee, which may from time to time grant stock options (either "incentive" or "non-qualified" stock options) (hereinafter collectively referred to as "Stock Options") to employees of the Company or its subsidiaries who are executive, administrative, professional or technical personnel with responsibilities affecting the management, direction, development and financial success of the Company or its subsidiaries (approximately 4,200 of whom are optionees as of January 31, 1998).

  Subject to certain limitations specified in the 1998 Plan, the Committee has discretion to determine the terms and conditions upon which such Stock Options may be exercisable. No member of the Committee, no director of the Company who is not also an employee nor any person who owns directly or indirectly stock possessing more than 5% of the total combined voting power or value of all classes of stock of the Company or any subsidiary is eligible to receive Stock Options under the 1998 Plan. Members of the Committee shall be subject to the requirements for Non-Employee Directors as defined in Rule 16b-3 under the United States Securities Exchange Act of 1934 (the "Exchange Act"), as it may be amended from time to time. No Stock Options may be granted under the 1998 Plan after January 21, 2008. All outstanding Stock Options become fully exercisable prior to any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation or prior to liquidation or dissolution of the Company, unless such merger, reorganization or consolidation provides for the assumption of such Stock Options.

  The 1998 Plan provides that an aggregate of 12,000,000 shares of Common Stock, par value $0.01 per share, of the Company shall be subject to the 1998 Plan. The shares subject to the 1998 Plan consist of authorized and unissued shares or previously issued shares reacquired and held by the Company or any subsidiary. Should any Stock Option under the 1998 Plan expire or be terminated prior to its exercise in full and prior to the termination of the 1998 Plan, the shares subject to such Stock Option shall be available for further grants under the 1998 Plan. To date, no stock options have been granted under the 1998 Plan.

  Stock Options under the 1998 Plan give the optionee the right to purchase a number of shares of the Company's Common Stock at future dates within 10 years of the date of grant. In order to satisfy the requirements of Section 162(m) of the Code, no optionee may be granted options to purchase more than 1,000,000 shares during the life of the 1998 Plan. The exercise price may be the fair market value of the stock (as defined in the 1998 Plan) on the date of grant, or such other price as the Committee may determine, but not less than 100% of such fair market value. After it is granted, no Stock Option may be amended to decrease the purchase price and no Stock Option may be granted in substitution for an outstanding Stock Option with a purchase price lower than the purchase price of the outstanding Stock Option. The purchase price to be paid upon exercise of the option may be paid, subject to such rules, procedures and restrictions as the Committee may prescribe from time to time
(i) in cash or by certified check; (ii) by the delivery of shares of the Company's Common Stock with a fair market value at the time of exercise equal to the total option price; or (iii) by a combination of the preceding methods. At the election of the optionee and subject to such rules, procedures and restrictions as the Committee may prescribe, withholding obligations may be satisfied through the surrender of shares of Common Stock to which the optionee is otherwise entitled. The fair market value of a share of Common Stock on a particular date is defined as the mean between the highest and lowest sales price per share of the Common Stock in the New York Stock Exchange Composite Transactions Quotations as reported for that date or, if there have been no such reported prices for that date, the mean of the reported prices on the last preceding date on which a composite sale or sales were effected on one or more of the exchanges on which the Common Stock traded. On January 30, 1998, the closing sale price of the Company's Common Stock on the New York Stock Exchange Composite Tape was $73.6875.

  The 1998 Plan permits an optionee to exercise an outstanding option after termination of employment during the three months after such termination, unless the optionee's employment is terminated for cause (as determined by the Committee) or is terminated without the consent of the Company. An optionee's legal representatives have 5 years after an optionee's death while in the employ of the Company to exercise an outstanding option. In either instance, such option may be exercised only to the extent that the option was exercisable on the date of termination, but in no event beyond the original term of the option. If the optionee terminates employment due to retirement (within the meaning of any prevailing pension plan in which the optionee participates), the exercise period of an outstanding option shall continue for 60 months, but in no event beyond the original term of such option and only to the extent such option was exercisable on the date of retirement. The Committee may in its discretion cause an option to be forfeited if, at any time more than three months after termination of employment due to retirement, the holder of such option engages in "detrimental activity" as defined in
Section 5(v)(C) of the 1998 Plan.

  The Board is authorized to amend or terminate the 1998 Plan. Stockholder approval will be required for a plan amendment only if and to the extent (i) such approval is required to meet the requirements of Code Section 422 or (ii) the amendment would permit the decrease of the exercise price of a Stock Option after the grant of the Stock Option or grant to the holder of an outstanding Stock Option, a new Stock Option with a lower exercise price in exchange for such Stock Option. Section 422 of the Code currently requires stockholder approval of a plan amendment with respect to incentive stock options that would (a) change the number of shares subject to the plan; or (b) change the class of employees eligible to participate in the plan.

  The following discussion of tax considerations relates only to U.S. federal income tax matters. The discussion assumes that optionees are fully subject to U.S. federal income tax on the basis of U.S. citizenship or residency. Moreover, the discussion is general in nature and does not take into account a number of considerations which may apply in light of the particular circumstances of an optionee.

  Some of the options issued under the 1998 Plan are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code, while other options granted under the 1998 Plan are non-qualified stock options. The Code provides for tax treatment of stock options qualifying as incentive stock options that may be more favorable to employees than the tax treatment accorded non-qualified stock options. Generally, upon the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. The difference between the exercise price of the incentive stock option and the fair market value of the stock at the time of purchase is an item of tax preference which may require payment of an alternative minimum tax. On the sale of shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, upon the exercise of a non-qualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the non-qualified option will be treated generally as capital gain or loss. Under rules applicable to U.S. corporations, no deduction is available to the employer corporation upon the grant or exercise of an incentive stock option (although a deduction may be available if the employee sells the shares so purchased before the applicable holding period expires), whereas, upon exercise of a non-qualified stock option, the employer corporation is entitled to a deduction in an amount equal to the income recognized by the employee. A non-U.S. corporation, such as the Company, is entitled to deductions only to the extent allocable to "effectively connected income" which is subject to U.S. federal income tax. Based on the provisions of the 1998 Plan, the Company expects that the 1998 Plan will comply with the requirements of Section 162(m) of the Code, provided that the Committee is comprised solely of "Outside Directors" as defined in Section 162(m) of the Code.

  Except with respect to death, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment at exercise. An option exercised more than three months after an optionee's termination of employment due to retirement cannot qualify for the tax treatment accorded incentive stock options. Such option would be treated as a non-qualified stock option instead. An optionee who retires from employment and exercises an incentive stock option during the three months following his or her termination should qualify to receive incentive stock option tax treatment for that option.

  A majority of the votes cast is required for the approval of the 1998 Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 5.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL GENERAL MEETING

  In order for a stockholder proposal to be considered for inclusion in the Proxy Statement for the 1999 Annual General Meeting of Stockholders, written proposals must be received by the Secretary of the Company, 277 Park Avenue, New York, New York 10172-0266, no later than November 7, 1998.

OTHER MATTERS

  Stockholders may obtain a copy of Form 10-K filed with the United States Securities and Exchange Commission without charge by writing to the Secretary of the Company, 277 Park Avenue, New York, New York 10172-0266.

  The Board of Directors knows of no other matter to be presented at the Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

  Please sign, date and return the accompanying proxy in the enclosed envelope at your earliest convenience.

                                          By order of the Board of Directors,

                                                David S. Browning
                                                    Secretary

New York, N.Y.
March 6, 1998

  SCHLUMBERGER IN BRIEFSLBSLBSCHLUMBERGER - PRELIMINARY FINANCIAL STATEMENTS
  --------------------------------------------------------------------------
                          FOR INFORMATION OF SEC ONLY
                          ---------------------------

CONSOLIDATED STATEMENT OF INCOME

                                (Stated in thousands except per share amounts)
Year Ended December 31,                 1997         1996         1995
                                      -----------  -----------  -----------
Revenue
 Operating                            $10,647,590  $8,956,150    $7,621,694
 Interest and other income                106,823      69,515        91,536
                                      -----------  ----------    ----------
                                       10,754,413   9,025,665     7,713,230
                                      -----------  ----------    ----------
Expenses
 Cost of goods sold
  and services                          7,836,952   6,835,444     5,804,157
 Research & engineering                   486,205     452,608       427,848
 Marketing                                307,036     301,304       283,790
 General                                  369,030     355,392       345,441
 Interest                                  86,843      72,020        81,620
 Unusual items                                  -     333,091             -
 Taxes on income                          372,650    (175,677)      121,217
                                      -----------  ----------    ----------
                                        9,458,716   8,174,182     7,064,073
                                      -----------  ----------    ----------
Net Income                            $ 1,295,697  $  851,483    $  649,157
                                      ===========  ==========    ==========

Basic earnings per share (1)                $2.62       $1.74         $1.33
                                      ===========  ==========    ==========

Diluted earnings per share (1) (2)          $2.52       $1.70         $1.32
                                      ===========  ==========    ==========

Average shares outstanding (1)            495,215     490,041       484,748

Average shares outstanding
  assuming dilution (1) (2)               514,345     500,498       487,864

(1) Restated for the 2-for-1 stock split on June 2, 1997.
(2) The calculation of diluted earnings per share assumes that all stock options and warrants are exercised at the beginning of the period and the proceeds used to purchase shares at the average market price for the period.


See Notes to Consolidated Financial Statements
Schlumberger Limited (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.



CONSOLIDATED BALANCE SHEET

                                                        (Stated in thousands)
December 31,                                               1997          1996
                                                       ------------  ------------
ASSETS
Current Assets
 Cash and short-term investments                       $ 1,761,077   $ 1,358,948
   Receivables less allowance for doubtful accounts
    (1997 $60,535; 1996 $58,981)                         2,819,898     2,260,091
 Inventories                                             1,094,070       938,974
 Deferred taxes on income                                  175,927       222,456
 Other current assets                                      220,248       262,148
                                                       -----------   -----------
                                                         6,071,220     5,042,617
Long-Term Investments, held to maturity                    742,751       323,717
Fixed Assets less accumulated depreciation               3,768,639     3,358,581
Excess of Investment Over Net Assets
 of Companies Purchased less amortization                1,167,624     1,225,335
Deferred Taxes on Income                                   202,774       203,983
Other Assets                                               143,723       170,818
                                                       -----------   -----------
                                                      $ 12,096,731    10,325,051
                                                       ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable and accrued liabilities                2,297,370   $ 2,200,161
 Estimated liability for taxes on income                   384,167       367,562
 Bank loans                                                750,303       743,018
 Dividend payable                                           93,821        92,842
 Long-term debt due within one year                        104,237        70,827
                                                       -----------   -----------
                                                         3,629,898     3,474,410
Long-Term Debt                                           1,069,056       637,203
Postretirement Benefits                                    396,559       383,129
Other Liabilities                                          306,294       203,929
                                                       -----------   -----------
                                                         5,401,807     4,698,671
                                                       -----------   -----------
Stockholders' Equity
 Common stock                                              931,096       818,803
 Income retained for use in the business                 8,061,731     7,137,744
  Treasury stock at cost                                (2,249,765)   (2,315,946)
 Translation adjustment                                    (48,138)      (14,221)
                                                       -----------   -----------
                                                         6,694,924     5,626,380
                                                       -----------   -----------
                                                      $ 12,096,731    10,325,051
                                                       ===========   ===========





See Notes to Consolidated Financial Statements
Schlumberger Limited (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.


CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                      (Stated in thousands)
Year Ended December 31,                                  1997          1996         1995
Cash flows from operating activities:                 -----------   -----------   ----------
 Net income                                           $ 1,295,697   $   851,483   $  649,157
 Adjustments to reconcile net income
   to net cash provided by operating activities:
 Depreciation and amortization                             972,539       885,198      820,196
   Earnings of companies carried at equity,
     less dividends received
      (1997 $2,474; 1996 $1,911; 1995 $1,000)              (2,021)        5,212       (3,791)
   Provision for losses on accounts receivable             24,007        27,036       20,306
   Other adjustments                                       (2,778)       (4,613)      (3,562)
   Change in operating assets and liabilities:
 Increase in receivables                                 (642,772)     (319,448)    (136,312)
 Increase in inventories                                 (184,388)     (144,774)     (99,334)
 Decrease (increase) in deferred taxes                     46,529       (26,226)           -
 Increase (decrease) in accounts payable
      and accrued liabilities                             132,452       161,463       (9,243)
 Increase (decrease) in estimated liability
      for taxes on income                                  37,150        39,851       (3,684)
 Other - net                                               31,578       (73,044)     (39,389)
                                                      -----------   -----------   ----------
 NET CASH PROVIDED BY OPERATING ACTIVITIES              1,707,993     1,402,138    1,194,344
                                                      -----------   -----------   ----------
Cash flows from investing activities:
 Purchases of fixed assets                             (1,495,980)   (1,157,957)    (938,847)
 Sales/retirements of fixed assets & other                 97,004        98,584       26,936
 Payment for purchase of businesses                       (13,730)     (115,262)    (200,805)
 Net proceeds on sale of drilling rigs                    174,000             -            -
  (Increase) decrease in investments                     (846,194)     (218,914)     129,165
 Decrease in other assets                                  24,852         1,050       42,496
                                                      -----------   -----------   ----------
 NET CASH USED IN INVESTING ACTIVITIES                 (2,060,048)   (1,392,499)    (941,055)
                                                      -----------   -----------   ----------
Cash flows from financing activities:
 Dividends paid                                          (370,771)     (366,791)    (327,189)
 Proceeds from employee stock purchase plan                50,055        38,807       36,159
 Proceeds from exercise of stock options                   95,495       141,299       37,518
 Purchase of shares for Treasury                                -             -      (40,552)
 Proceeds from issuance of long-term debt                 815,579       195,009      486,518
 Payments of principal on long-term debt                 (309,685)     (165,742)    (287,455)
 Net increase (decrease) in short-term debt                50,831       212,523     (143,444)
                                                      -----------   -----------   ----------
NET CASH PROVIDED BY(USED IN) FINANCING ACTIVITIES        331,504        55,105     (238,445)
                                                      -----------   -----------   ----------
Net  (decrease) increase in cash                          (20,551)       64,744       14,844
Cash, beginning of year                                   137,259        72,515       57,671
                                                      -----------   -----------   ----------
CASH, END OF YEAR                                     $   116,708   $   137,259   $   72,515
                                                      ===========   ===========   ==========


See Notes to Consolidated Financial Statements
Schlumberger Limited (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                                                                                    (Dollar amounts in thousands)
                                                          Common  Stock
                               --------------------------------------------------------------
                                                                                                                        Income
                                            Issued                           In Treasury                          Retained for
                               ---------------------------------    -------------------------    Translation        Use in the
                                    Shares(1)      Amount             Shares(1)        Amount    Adjustment           Business
                               --------------    ---------------    --------------  ---------    -----------      ------------
Balance,
 Jan.1, 1995                      614,802,904      $695,946          130,338,980      $ 2,406,321     $(57,104)    $6,350,433
 Translation
   adjustment                                                                                           44,298
 Sales to optionees less
   shares exchanged                                   5,223           (1,742,660)         (32,296)
 Purchases for
   Treasury                                                            1,380,000           40,552
 Employee stock
   purchase plan                    1,449,588        36,159
 Net income                                                                                                           649,157
 Dividends declared
  ($0.7125 per share (1))                                                                                              (345,518)
                                  ------------      ------------      ------------     ------------   ------------   ------------
Balance,
 Dec. 31, 1995                     616,252,492       737,328          129,976,320         2,414,577      (12,806)   6,654,072
 Translation
   adjustment                                                                                             (1,415)
 Sales to optionees less
   shares exchanged                                   42,668           (5,314,696)          (98,631)
 Employee stock
   purchase plan                     1,483,494        38,807
 Net income                                                                                                          851,483
 Dividends declared
   ($0.75 per share (1))                                                                                               (367,811)
                                  ------------      ------------      ------------     ------------   ------------   ------------
Balance,
 Dec. 31, 1996                     617,735,986       818,803           124,661,624        2,315,946       (14,221) 7,137,744
 Translation
   adjustment                                                                                             (33,917)
 Sales to optionees less
   shares exchanged                                   29,314            (3,323,223)         (61,743)
 Employee stock
   purchase plan                     1,399,623        50,055
 Net income                                                                                                        1,295,697
 IVS acquisition                                      16,324              (238,812)          (4,438)
  Tax benefit on
    stock options                                     16,600
  Dividends declared
   ($0.75 per share (1))                                                                                                (371,710)
                                  ------------      ------------      ------------     ------------   ------------   ------------
Balance,
 Dec. 31, 1997                     619,135,609       $931,096          121,099,589      $ 2,249,765     $(48,138)  $8,061,731
                                   ===========       ========          ===========      ===========    ==========  ============

(1) Restated for the 2-for-1 stock split on June 2, 1997

See Notes to Consolidated Financial Statements
Schlumberger Limited (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF ACCOUNTING POLICIES
______________________________

The Consolidated Financial Statements of Schlumberger Limited and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States.

PRINCIPLES OF CONSOLIDATION
The Consolidated Financial Statements include the accounts of majority-owned subsidiaries. Significant 20% - 50% owned companies are carried on the equity method and classified in Other Assets. The Company's pro rata share of after-tax earnings is included in Interest and other income. Equity in undistributed earnings of all 50% owned companies at December 31, 1997, was not material.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While actual results could differ from these estimates, management believes that the estimates are reasonable.

REVENUE RECOGNITION
Generally, revenue is recognized after services are rendered and products are shipped.

TRANSLATION OF NON-US CURRENCIES
All assets and liabilities recorded in functional currencies other than US dollars are translated at current exchange rates. The resulting adjustments are charged or credited directly to the Stockholders' Equity section of the Consolidated Balance Sheet. Revenue and expenses are translated at the weighted average exchange rates for the period. All realized and unrealized transaction gains and losses are included in income in the period in which they occur. The Company policy is to hedge against unrealized gains and losses on a monthly basis. Included in the 1997 results were transaction losses of $2 million, compared with a gain of $10 million in 1996 and a loss of $2 million in 1995.

Currency exchange contracts are entered into as a hedge against the effect of future settlement of assets and liabilities denominated in other than the functional currency of the individual businesses. Gains or losses on the contracts are recognized when the currency exchange rates fluctuate, and the resulting charge or credit offsets the unrealized currency gains or losses on those assets and liabilities. At December 31, 1997, contracts and options were outstanding to purchase the US dollar equivalent of $402 million in various foreign currencies. These contracts mature on various dates in 1998, 1999 and 2000.

INVESTMENTS
Both short-term and long-term investments held to maturity are stated at cost plus accrued interest, which approximates market, and comprise primarily Eurodollar time deposits, certificates of deposit and commercial paper, Euronotes and Eurobonds, substantially all denominated in US dollars. Substantially all the investments designated as held to maturity that were purchased and sold during the year had original maturities of less than three months. Short-term investments that are designated as trading are stated at market. The unrealized gain on such securities at December 31, 1997, was not significant.

For purposes of the Consolidated Statement of Cash Flows, the Company does not consider short-term investments to be cash equivalents as they generally have original maturities in excess of three months. Short-term investments at December 31, 1997 and 1996, were $1.6 billion and $1.2 billion, respectively.

INVENTORIES
Inventories are stated principally at average or standard cost, which approximates average cost, or at market, if lower. Inventory consists primarily of materials and supplies.

EXCESS OF INVESTMENT OVER NET ASSETS OF COMPANIES PURCHASED
Cost in excess of net assets of purchased companies is amortized on a straight-line basis over periods ranging from 5 to 40 years. Accumulated amortization was $343 million and $287 million at December 31, 1997 and 1996, respectively.

FIXED ASSETS AND DEPRECIATION
Fixed assets are stated at cost less accumulated depreciation, which is provided for by charges to income over the estimated useful lives of the assets by the straight-line method. Fixed assets include the manufacturing cost (average cost) of oilfield technical equipment manufactured by subsidiaries of the Company. Expenditures for renewals, replacements and betterments are capitalized. Maintenance and repairs are charged to operating expenses as incurred. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

TAXES ON INCOME
The Company and its subsidiaries compute taxes on income in accordance with the tax rules and regulations of the many taxing authorities where the income is earned. The income tax rates imposed by these taxing authorities vary substantially. Taxable income may differ from pretax income for financial accounting purposes. To the extent that differences are due to revenue or expense items reported in one period for tax purposes and in another period for financial accounting purposes, an appropriate provision for deferred income taxes is made.

Approximately $3.4 billion of consolidated income retained for use in the business at December 31, 1997, represented undistributed earnings of consolidated subsidiaries and the Company's pro rata share of 20% - 50% owned companies. No provision is made for deferred income taxes on those earnings considered to be indefinitely reinvested or earnings that would not be taxed when remitted.

Tax credits and other allowances are credited to current income tax expense on the flow-through method of accounting.

EARNINGS PER SHARE
As required by SFAS 128, the Company must report both basic and diluted earnings per share. Basic earnings per share is computed by dividing net income by the average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the average number of common shares outstanding assuming dilution, the calculation of which assumes that all stock options and warrants are exercised at the beginning of the period and the proceeds used, by the Company, to purchase shares at the average market price for the period. The following is a reconciliation from basic earnings per share to diluted earnings per share for each of the last three years:


                                  (Stated in thousands except per share amounts)

                                              Average
                              Net              Shares           Earnings
                            Income           Outstanding        per share
                          -----------        -----------        ---------
1997
Basic                      $1,295,697            495,215            $2.62
Effect of dilution:
       Options                                    10,992
       Warrants                                    8,138
                           ----------        -----------        ---------
Diluted                    $1,295,697            514,345            $2.52
                           ==========        ===========        =========

1996
Basic                      $  851,483            490,041            $1.74
Effect of dilution:
       Options                                     6,142
       Warrants                                    4,315
                           ----------        -----------         ---------
Diluted                    $  851,483            500,498            $1.70
                           ==========        ===========         =========


1995
Basic                      $  649,157            484,748            $1.33
Effect of dilution:
       Options                                     2,315
       Warrants                                      801
                           ----------        -----------        ---------
Diluted                    $  649,157            487,864            $1.32
                           ==========        ===========        =========




RESEARCH & ENGINEERING
All research and engineering expenditures are expensed as incurred, including costs relating to patents or rights that may result from such expenditures.

UNUSUAL ITEMS
-------------
In 1996, the Company announced a charge of $300 million after tax in the third quarter related primarily to the Electricity & Gas and Geco-Prakla Land and Transition Zone businesses. The after-tax charge of $300 million included pre-tax charges of $112 million for severance and termination costs, other facilities' closure costs of $39 million, goodwill write-offs of $122 million, and other asset impairments/charges of $60 million.

The severance and termination costs relate to less than 5% of the worldwide workforce primarily in Europe and pertain to both manufacturing and operating personnel in about 30 locations. Most of the other facilities' closure costs relate to the write-down of buildings, equipment and other assets to net realizable value.

In addition, the Company recorded a charge of $58 million after tax, including a loss on the divestiture of the remaining defense-related activity, certain asset impairments and other charges. The amount is classified in cost of goods sold and services ($47 million) and taxes on income ($11 million).

As of December 31, 1997, $65 million of the severance and termination had been spent. The remainder should be spent within the next 18 months.

ACQUISITIONS
------------
During 1997, subsidiaries of the Company acquired Interactive Video Systems, Inc., a metrology solutions provider for the front-end semiconductor fabrication equipment market, and S.A. Holditch and Associates, Inc., a petroleum and geoscience consulting services company. These acquisitions were accounted for as purchases. Costs in excess of net assets acquired were $38 million which are being amortized on a straight line basis over periods of 5 and 15 years, respectively.

During 1996, subsidiaries of the Company acquired Solaic, SA (on December 31,
1996), a magnetic and smart card manufacturer; an 80% interest in Printer, a magnetic stripe card manufacturer; Oilphase Sampling Services Ltd., a reservoir fluid sampling company; The Production Analyst* and OilField Manager* software products from OGCI Software, Inc.; Germann, a turnkey gasoline station provider; Gueant, a gas dispenser service company; and a 33% equity interest in DAP Technologies Limited, a developer and manufacturer of rugged handheld computer products. The purchase prices were $75 million, $9 million, $7 million, $8 million, $8 million, $7 million and $4 million, respectively. These acquisitions were accounted for as purchases. Costs in excess of net assets acquired were $91 million which are being amortized on a straight-line basis over periods between 7 and 25 years.

INVESTMENTS
-----------
The Consolidated Balance Sheet reflects the Company's investment portfolio separated between current and long-term, based on maturity. Except for $117 million of investments which are considered trading at December 31, 1997 (1996 - $111 million), it is the Company's intent to hold the investments until maturity.

Long-term investments mature in 1999-$97 million, in 2000-$205 million and $441 million thereafter.

At December 31, 1997, there were interest rate swap arrangements outstanding having a total principal amount of $80 million. These arrangements mature at various dates in 1998, and interest rates are adjusted quarterly. Interest rate swap arrangements had no material effect on consolidated interest income.


FIXED ASSETS
------------
A summary of fixed assets follows:

                                                  (Stated in millions)
December 31,                             1997                     1996
                                      -------                   ------
Land                                  $    75                   $   71
Buildings &
 improvements                           1,009                    1,040
Machinery and
 equipment                              9,126                    8,467
                                      -------                   ------
Total cost                             10,210                    9,578
Less accumulated
 depreciation                           6,441                    6,219
                                      -------                   ------
                                      $ 3,769                   $3,359
                                      =======                   ======

Estimated useful lives of Buildings & improvements range from 5 to 50 years and of Machinery and equipment from 2 to 25 years.

LONG-TERM DEBT
--------------
A summary of long-term debt by currency follows:

                                                     (Stated in millions)
December 31,                              1997                    1996
                                          ----                    ----
US dollar                                 $  323                 $ 195
French franc                                 186                     -
UK pound                                     122                   137
German mark                                  118                   185
Japanese yen                                 111                   101
Italian lire                                  93                     7
Canadian dollar                               68                     -
Other                                         48                    12
                                          ------                 -----
                                          $1,069                 $ 637
                                          ======                 =====

Long-term debt is at variable rates; substantially all of the debt is at rates up to 8%. Such rates are reset every six months or sooner. Accordingly, the carrying value of long-term debt at December 31, 1997, approximates the aggregate fair value.

Long-term debt at December 31, 1997, is due as follows: $372 million in 1999, $266 million in 2000, $197 million in 2001, $146 million in 2002 and $88 million thereafter.

At December 31, 1997, there were no interest rate swap arrangements outstanding related to debt. At times, interest rate swap arrangements are entered into to adjust non-US dollar denominated debt and interest rates into US dollars. Interest rate swap arrangements had no impact in 1997 and 1996. The exposure, in the event of nonperformance by the other parties to the arrangements, would not be significant.

LINES OF CREDIT
---------------
At December 31, 1997, the Company's principal US subsidiary had an available unused Revolving Credit Agreement with a group of banks. The Agreement provided that the subsidiary may borrow up to $500 million until December 1998 at money market-based rates. In addition, at December 31, 1997, the Company and its subsidiaries had available unused lines of credit of approximately $830 million.

CAPITAL STOCK
The Company is authorized to issue 1,000,000,000 shares of Common Stock, par value $0.01 per share, of which 498,036,020 and 493,074,362 (restated for the 2-for-1 stock split on June 2, 1997) shares were outstanding on December 31, 1997 and 1996, respectively. The Company is also authorized to issue 200,000,000 shares of cumulative Preferred Stock, par value $0.01 per share, which may be issued in series with terms and conditions determined by the Board of Directors. No shares of Preferred Stock have been issued. Holders of Common Stock and Preferred Stock are entitled to one vote for each share of stock held.

In January 1993, Schlumberger acquired the remaining 50% interest in the Dowell Schlumberger group of companies. The purchase price included a warrant, expiring in 7.5 years and valued at $100 million, to purchase (restated for the 2-for-1 stock split on June 2, 1997) 15 million shares of Schlumberger Limited Common Stock at an exercise price of $29.975 per share. The warrant is fully vested and nontransferable.

STOCK COMPENSATION PLANS
------------------------
As of December 31, 1997, the Company has two types of stock-based compensation plans, which are described below. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans and its stock purchase plan. Had compensation cost for the Company's stock-based plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS 123, the Company's net income and earnings per share would have been the pro forma amounts indicated below:


                                  (Stated in millions except per share amounts)

                                             1997            1996         1995
                                             ----            ----         ----
Net Income
  As reported                                $1,296           $ 851       $ 649
  Pro forma                                  $1,233           $ 809       $ 641

Basic earnings per share(1)
  As reported                                $ 2.62           $1.74       $1.33
  Pro forma                                  $ 2.49           $1.65       $1.32

Diluted earnings per share(1)
  As reported                                $ 2.52           $1.70       $1.32
  Pro forma                                  $ 2.40           $1.62       $1.31

(1) Restated for the 2-for-1 stock split on June 2, 1997
As required by SFAS 123, the above pro forma data reflects the effect of stock option grants and the employee stock purchase plan during 1997, 1996 and 1995.

STOCK OPTION PLANS
During 1997, 1996, 1995 and in prior years, officers and key employees were granted stock options under the Company's stock option plans. The exercise price of each option equals the market price of the Company's stock on the date of grant; an option's maximum term is ten years, and options generally vest in 20% increments over five years.

As required by SFAS 123, the fair value of each grant is estimated on the date of grant using the multiple option Black-Scholes option-pricing model with the following weighted-average assumptions used for 1997, 1996 and 1995: dividend of $0.75; expected volatility of 21% for 1997 grants and 20% for 1996 and 1995 grants; risk-free interest rates for the 1997 grant to officers of 6.19% and 5.80% -6.77% for the 1997 grants to all other employees; risk-free interest rates for 1996 grants of 5.38% - 6.36% for officers and 5.09% -6.01% for all others employees; risk-free interest rates for 1995 grants of 5.85% - 7.88% for officers and 5.70% - 7.66% for all other employees; and expected option lives of
7.27 years for officers and 5.09 years for other employees for 1997 grants and
8.4 years for officers and 5.39 years for other employees for 1996 and 1995 grants.

A summary of the status of the Company's stock option plans as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates is presented below:

                                              1997(1)                                1996(1)                    1995(1)
                                     ----------------------------------        -----------------------     -----------------------
                                                             Weighted                           Weighted               Weighted
                                                             -Average                           -Average               -Average
                                                             Exercise                           Exercise               Exercise
Fixed Options                         Shares                  Price          Shares               Price     Shares       Price
-------------                         ------                ----------       ------             ---------   ------     ---------
Outstanding at beginning of year      24,396,796             $32.50         22,140,960         $29.00   23,121,698      $28.00
Granted                                6,157,271             $84.50          8,262,000         $39.50    1,507,400      $31.00
Exercised                             (3,405,622)            $28.75         (5,516,484)        $27.00   (1,795,838)     $22.00
Forfeited                               (529,140)            $36.52           (489,680)        $32.00     (692,300)     $30.50
                                      ----------           ---------        ----------        -------   ----------     -------
Outstanding at end of year            26,619,305             $45.21         24,396,796         $32.50   22,140,960      $29.00
                                      ==========           =========        ==========        =======   ==========     =======

Options exercisable at year-end       10,786,864                             9,927,816                  12,518,540
Weighted-average fair value of
  options granted during the year         $26.11                                $10.53                       $8.70

(1) Restated for the 2-for-1 stock split on June 2, 1997


The following table summarizes information concerning currently outstanding and exercisable options by three ranges of exercise prices at December 31, 1997:

                                              OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                           ----------------------------------------------------------  ----------------------------------------
                                                  Weighted
                                                   Average
                           Number Outstanding     Remaining        Weighted Average    Number Exercisable    Weighted Average
Range of Exercise Prices     As of 12/31/97    Contractual Life     Exercise Price       As of 12/31/97       Exercise Price

-------------------------------------------------------------------------------------------------------------------------------
$4.2100 -- $31.4690                 8,858,775        5.71               $28.5219             6,238,135           $28.9303
$31.5320 -- $42.2820               11,120,229        6.87               $36.6741             4,428,729           $34.2084
$46.8130 -- $90.5000                6,640,301        9.63               $81.5801               120,000           $46.8130
                                   ----------                                               ----------
$4.2100 -- $90.5000                26,619,305        7.17               $45.2138            10,786,864           $31.2719
                                   ==========                                               ==========

EMPLOYEE STOCK PURCHASE PLAN
Under the Schlumberger Discounted Stock Purchase Plan, the Company is authorized to issue up to 10,012,245 shares of Common Stock to its employees. On January 21, 1998 the Board, subject to stockholder approval, amended the Plan to increase the aggregate number of shares available for purchase to 22,012,245. Under the terms of the Plan, employees can choose each year to have up to 10% of their annual earnings withheld to purchase the Company's Common Stock. The purchase price of the stock is 85% of the lower of its beginning or end of the plan year market price. Under the Plan, the Company sold 1,399,623, 1,483,494 and 1,449,588 shares to employees in 1997, 1996 and 1995, respectively. Compensation cost has been computed for the fair value of the employees'purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 1997, 1996 and 1995: dividend of $0.75; expected life of one year; expected volatility of 28% for 1997 and 20% for 1996 and 1995; and risk-free interest rates of 5.64% for 1997, 5.71% for 1996 and 5.61% for 1995. The weighted-average fair value of those purchase rights granted in 1997, 1996 and 1995 is $17.845, $9.73 and $7.21, respectively.

INCOME TAX EXPENSE
------------------
In the third quarter of 1996, with increasing profitability and strong outlook in the US, the Company recognized 50% of the US income tax benefit related to its US subsidiary's tax loss carryforward and all temporary differences. This resulted in a credit of $360 million.

In the second quarter of 1997, the Company released the remaining valuation allowance related to its US subsidiary's tax loss carryforward and all temporary differences. The resulting reduction in income tax expense was not significant.

The Company has net deductible temporary differences of $940 million at December 31, 1997. Significant temporary differences pertain to postretirement medical benefits, fixed assets, employee benefits and inventory.

The Company and its subsidiaries operate in over 100 taxing jurisdictions where statutory tax rates generally vary from 0% to 50%.

The effective tax rates in 1997, 1996 (before the unusual items) and 1995 were 22%, 20% and 16%, respectively. The variations from the US statutory federal tax rate (35%) and the Company's effective tax rates were due to several factors, including the effect of the US operating loss carryforward and a substantial proportion of operations in countries where taxation on income is lower that in the US.

The Company's 1997 income tax expense includes a deferred tax benefit of $17 million. In 1996 and 1995, due to the Company's US consolidated group net operating loss carryforward, the deferred tax provision excluding the effect of the 1996 unusual items, was less than $5 million. The remaining component of income tax expense was the current provision in each year.


LEASES AND LEASE COMMITMENTS
-----------------------------
Total rental expense was $285 million in 1997, $232 million in 1996 and $206 million in 1995. Future minimum rental commitments under noncancelable leases for years ending December 31 are: 1998 $157 million; 1999 $142 million; 2000 $119 million; 2001 $97 million; and 2002 $82 million. For the ensuing three five-year periods, these commitments decrease from $149 million to $4 million. The minimum rentals over the remaining terms of the leases aggregate $26 million.

Included in the rental expenses and future minimum rental commitments above are the semisubmersibles Drillstar and Sedco Explorer. In September 1997, these rigs were sold to a newly formed venture in which the Company has a 25% interest. The rigs will be operated by Sedco Forex under bareboat charters.

CONTINGENCIES
--------------
The Company and its subsidiaries comply with government laws and regulations and responsible management practices for the protection of the environment. The Consolidated Balance Sheet includes accruals for the estimated future costs associated with certain environmental remediation activities related to the past use or disposal of hazardous materials. Substantially all such costs relate to divested operations and to facilities or locations that are no longer in operation. Due to a number of uncertainties, including uncertainty of timing, the scope of remediation, future technology, regulatory changes and other factors, it is possible that the ultimate remediation costs may exceed the amounts estimated. However, in the opinion of management, such additional costs are not expected to be material relative to consolidated liquidity, financial position or future results of operations.

In addition, the Company and its subsidiaries are party to various other legal proceedings. Although the ultimate disposition of these proceedings is not presently determinable, in the opinion of the Company any liability that might ensue would not be material in relation to the Consolidated Financial Statements.

SEGMENT INFORMATION
The Company's business comprises three segments: Oilfield Services, Measurement & Systems and Omnes. Services and products are described in more detail on pages 46-47 in this report.

Oilfield Services and Measurement & Systems are reportable segments.

Financial information for the years ended December 31, 1997, 1996 and 1995, by industry segment and by geographic area, is as follows:

                                                                                         (Stated in millions)
                                     Oilfield           Measurement             Adjust.               Consol-
                                     Services            & Systems              & Elim.               idated
                                   ----------         -------------             --------              -------
INDUSTRY SEGMENT 1997
Operating revenue
   Customers                          $7,663               $ 2,985                 $  -               $10,648
   Inter-segment transfers                 -                     1                   (1)                    -
                                       -----                 -----              ---------             -------
                                      $7,663                $2,986               $   (1)              $10,648
                                      ======                ======              =========             =======
Operating income                      $1,557               $   149                 $(58)              $ 1,648
                                     -------               -------              ----------
Interest expense                                                                                          (87)
Interest and other income                                                                                 107
                                                                                                      -------
Income before taxes                                                                                   $ 1,668
                                                                                                      =======
Depreciation expense                  $  788               $   114                  $  3              $   905
                                        ----               -------               ---------            -------
Fixed asset additions                 $1,353               $   140                  $  3              $ 1,496
                                        ----               -------               ---------            -------
At December 31
      Identifiable assets             $7,101               $ 2,481                  $(99)             $ 9,483
      Corporate assets                                                                                  2,614
                                                                                                      -------
      Total assets                                                                                    $12,097
                                                                                                      =======
INDUSTRY SEGMENT 1996
      Operating revenue
         Customers                    $6,129                $ 2,827                $  -               $ 8,956
         Inter-segment transfers           -                      7                  (7)                    -
                                        ----               -------               ---------            -------
                                      $6,129                 $2,834              $   (7)              $ 8,956
                                      ======               ========              =========            =======
      Operating income                $  986                $   124                $(52)              $ 1,058
                                      ------              ---------              ---------
      Interest expense                                                                                    (72)
      Interest and other income                                                                            70
      Unusual items                                                                                      (380)
                                                                                                      -------
      Income before taxes                                                                             $   676
                                                                                                      -------
      Depreciation expense            $  700                $   111                $  8               $   819
                                      ------                -------              --------             --------
      Fixed asset additions           $1,018                $   131                $  9               $ 1,158
                                      ------                -------              --------             --------
      At December 31
         Identifiable assets          $5,961                $ 2,518                $(41)              $ 8,438
         Corporate assets                                                                               1,887
                                                                                                      -------
         Total assets                                                                                 $10,325
                                                                                                      =======


                                                                                                                (Stated in millions)

                                          Oilfield              Measurement             Adjust.                 Consol-
                                          Services              & Systems               & Elim.                 idated
                                          --------              -----------             --------                --------
INDUSTRY SEGMENT 1995
Operating revenue
 Customers                                  $4,867               $2,755                     $  -                  $7,622
 Inter-segment transfers                         1                    4                       (5)                      -
                                            ------               ------                     ----                 -------
                                            $4,868               $2,759                     $ (5)                 $7,622
                                            ======               ======                     ====                 =======
Operating income                            $  627               $  151                     $(17)                 $  761
                                            ------               ------                     ----
Interest expense                                                                                                     (82)
Interest and other income
 less other charges -$1                                                                                               91
                                                                                                                 -------
Income before taxes                                                                                               $  770
                                                                                                                 =======
Depreciation expense                        $  650               $  104                     $  6                  $  760
                                            ------               ------                     ----                 -------
Fixed asset additions                       $  800               $  122                     $ 17                  $  939
                                            ------               ------                     ----                 -------
At December 31
 Identifiable assets                        $5,192               $2,213                     $(29)                 $7,376
 Corporate assets                                                                                                  1,534
                                                                                                                 -------
Total assets                                                                                                      $8,910
                                                                                                                 =======

Transfers between segments and geographic areas are for the most part made at regular prices available to unaffiliated customers.

Certain Oilfield Services segment fixed assets are manufactured within that segment.

During the years ended December 31, 1997, 1996 and 1995, neither sales to any government nor sales to any single customer exceeded 10% of consolidated operating revenue.

Corporate assets largely comprise short-term and long-term investments.



                      .                                          (Stated in millions)
                         Western Hemisphere  Eastern Hemisphere
                         -----------------                        Adjust.     Consol-
                            US      Other     Europe    Other     & Elim.     idated
                         --------  --------  --------  --------  ---------  ----------

GEOGRAPHIC AREA 1997
Operating revenue
 Customers                 $2,696    $1,508    $3,093    $3,351     $   -     $10,648
 Inter-area transfers         580        14       338        46      (978)          -
                           ------    ------    ------    ------  --------   ---------
                           $3,276    $1,522    $3,431    $3,397     $(978)    $10,648
                           ======    ======    ======    ======  ========   =========
Operating income           $  374    $  266    $  349    $  816     $(157)    $ 1,648
Interest expense                                                                  (87)
Interest and other income                                                         107
                                                                            ---------
Income before taxes                                                           $ 1,668
                                                                            =========
At December 31
 Identifiable assets       $2,713    $1,329    $2,705    $2,746     $ (10)    $ 9,483
 Corporate assets                                                               2,614
                                                                            ---------
 Total assets                                                                 $12,097
                                                                            =========

GEOGRAPHIC AREA 1996
Operating revenue
 Customers                 $2,103    $1,150    $3,065    $2,638     $   -     $ 8,956
 Inter-area transfers         443         7       169        35      (654)          -
                           ------    ------    ------    ------  --------   ---------
                           $2,546    $1,157    $3,234    $2,673     $(654)    $ 8,956
                           ======    ======    ======    ======  ========   =========
Operating income           $  195    $  166    $  243    $  546     $ (92)    $ 1,058
Interest expense                                                                  (72)
Interest and other income                                                          70
Unusual items                                                                    (380)
                                                                            ---------
Income before taxes                                                          $    676
                                                                             ========
At December 31
 Identifiable assets       $2,249    $  885    $3,300    $2,069     $ (65)    $ 8,438
 Corporate assets                                                               1,887
                                                                            ---------
 Total assets                                                                 $10,325
                                                                            =========


                                                               (Stated in millions)
                             Western Hemisphere  Eastern Hemisphere
                             -----------------                       Adjust.   Consol-
                                US       Other    Europe     Other   & Elim.   idated
                             ---------  -------  ---------  -------  --------  -------
GEOGRAPHIC AREA
Operating revenue
 Customers                      $1,826     $905     $2,779   $2,112    $   -   $7,622
 Inter-area transfers              358       17        149       30     (554)       -
                                ------  -------  ---------  -------  -------   ------
                                $2,184     $922     $2,928   $2,142    $(554)  $7,622
                                ======  =======  =========  =======  =======   ======
Operating income                $  130     $135     $  170   $  367    $ (41)  $  761
Interest expense                                                                  (82)
Interest and other income
 less other charges - $1                                                           91
                                                                               ------
Income before taxes                                                            $  770
                                                                               ======
At December 31
 Identifiable assets            $1,748     $720     $2,894   $2,025    $ (11)  $7,376
 Corporate assets                                                               1,534
                                                                               ------
 Total assets                                                                  $8,910
                                                                               ======

PENSION AND OTHER BENEFIT PLANS
-------------------------------

US PENSION PLANS

The Company and its US subsidiary sponsor several defined benefit pension plans that cover substantially all employees. The benefits are based on years of service and compensation on a career-average pay basis. These plans are substantially fully funded with a trustee in respect to past and current service. Charges to expense are based upon costs computed by independent actuaries. The funding policy is to contribute annually amounts that are allowable for federal income tax purposes. These contributions are intended to provide for benefits earned to date and those expected to be earned in the future.

The assumed discount rate, compensation increases and return on plan assets used to determine pension expense in 1997 were 8%, 4.5% and 8.5%, respectively. The assumed discount rate in 1996 and 1995 was 7.5%.

Net pension cost in the US for 1997, 1996 and 1995, included the following components:

                                               (Stated in millions)
                               1997             1996        1995
                              ------           ------      ------
Service cost - benefits
 earned during the period     $  29            $  27      $  26
Interest cost on projected
 benefit obligation              55               50         46
Expected return on
 plan assets (actual
 return: 1997 $165;
 1996 $94; 1995 $137)           (57)             (52)       (47)
Amortization of
 transition asset                (2)              (2)        (2)
Amortization of prior
 service cost/other               3                4          4
                              -----            -----      -----
 Net pension cost             $  28            $  27      $  27
                              =====            =====      =====

Effective January 1, 1996, the Company and its subsidiaries amended their pension plans to improve retirement benefits for current employees. The funded status at December 31, 1995, reflects the amendment.

Effective January 1, 1998, the Company and its subsidiaries amended their pension plans to improve retirement benefits for retired employees. The funded status at December 31, 1997, reflects the amendment.

The funded status of the plans at December 31, 1997 and 1996, was as follows:

                                   (Stated in millions)
                                      1997       1996
                                   ----------  ---------
Actuarial present value
 of obligations:
 Vested benefit obligation             $ 750      $ 639
                                       =====      =====
 Accumulated benefit
  obligation                           $ 754      $ 641
                                       =====      =====
 Projected benefit obligation          $ 824      $ 700
Plan assets at market value              913        771
                                       -----      -----
Excess of assets over projected
 benefit obligation                       89         71
Unrecognized net gain                   (204)      (155)
Unrecognized prior service cost           55         34
Unrecognized net asset
 at transition date                       (5)        (7)
                                       -----      -----
Pension liability                      $ (65)     $ (57)
                                       =====      =====

Assumed discount rate and rate of compensation increases used to determine the projected benefit obligations were 7.5% and 4.5%, respectively in 1997 and 8% and 4.5%, respectively, in 1996; the expected long-term rate of return on plan assets was 8.5% for both years. Plan assets at December 31, 1997, consist of common stocks ($524 million), cash or cash equivalents ($58 million), fixed income investments ($253 million) and other investments ($78 million). Less than 1% of the plan assets at December 31, 1997, represented Schlumberger Limited Common Stock.


NON-US PENSION PLANS
Outside of the US, subsidiaries of the Company sponsor several defined benefit and defined contribution plans that cover substantially all employees who are not covered by statutory plans. For defined benefit plans, charges to expense are based upon costs computed by independent actuaries. These plans are substantially fully funded with trustees in respect to past and current service. For all defined benefit plans, pension expense was $15 million, $16 million and $13 million in 1997, 1996 and 1995, respectively. The only significant defined benefit plan is in the UK.

The assumed discount rate, compensation increases and return on plan assets used to determine pension expense in 1997 were 8%, 5%, and 8.5%, respectively. The assumed discount rate in 1996 and 1995 was 7.5%.

Net pension cost in the UK plan for 1997, 1996 and 1995 (translated into US dollars at the average exchange rate for the periods), included the following components:

                                                           (Stated in millions)
                                                    1997           1996          1995
                                                 ----------      ---------      ------


Service cost - benefits
 earned during the period                            $  14          $  12       $  10
Interest cost on projected
 benefit obligation                                     14              9           9
Expected return on
 plan assets (actual
 return: 1997 $26;
 1996 $36; 1995 $43                                    (24)           (18)        (16)
Amortization of transition
 asset and other                                        (4)            (3)         (2)
                                                     -----          -----       -----
 Net pension cost                                    $   -          $   -       $   1
                                                     =====          =====       =====

The funded status of the plan (translated into US dollars at year-end exchange rates) was as follows:

                                                                   (Stated in millions)
                                                                    1997       1996
                                                                   -----      -----
Actuarial present value
 of obligations:
 Vested benefit obligation                                         $ 200      $ 132
                                                                   =====      =====
 Accumulated benefit
  obligation                                                       $ 200      $ 132
                                                                   =====      =====
 Projected benefit obligation                                      $ 227      $ 150
Plan assets at market value                                          339        276
                                                                   -----      -----
Excess of assets over
 projected benefit obligation                                        112        126
Unrecognized net gain                                                (92)      (111)
Unrecognized prior service cost                                        3          4
Unrecognized net asset
 at transition date                                                   (4)        (4)
                                                                   -----      -----
Pension asset                                                      $  19      $  15
                                                                   =====      =====

The assumed discount rate and rate of compensation increases used to determine the projected benefit obligation were 7.5% and 5%, respectively in 1997 and 8% and 5%, respectively, in 1996; the expected long-term rate of return on plan assets was 8.5% in 1997 and 1996. Plan assets consist of common stocks ($268 million), cash or cash equivalents ($10 million) and fixed income investments ($61 million). None of the plan assets represents Schlumberger Limited Common Stock.

For defined contribution plans, funding and cost are generally based upon a predetermined percentage of employee compensation. Charges to expense in 1997, 1996 and 1995, were $23 million, $15 million and $14 million, respectively.

OTHER DEFERRED BENEFITS
In addition to providing pension benefits, the Company and its subsidiaries have other deferred benefit programs. Expense for these programs was $123 million, $93 million and $80 million in 1997, 1996 and 1995, respectively.

HEALTH CARE BENEFITS
The Company and its US subsidiary provide health care benefits for certain active employees. The cost of providing these benefits is recognized as expense when incurred and aggregated $33 million, $38 million and $37 million in 1997, 1996 and 1995, respectively. Outside of the United States, such benefits are mostly provided through government-sponsored programs.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
The Company and its US subsidiary provide certain health care benefits to former employees who have retired under the US pension plans.

The principal actuarial assumptions used to measure costs were a discount rate of 8% in 1997 and 7.5% in 1996 and 1995. The overall medical cost trend rate assumption beginning December 31, 1996, was 9% graded to 5% over the next six years and 5% thereafter. Previously the overall assumption had been 10% graded to 6% over the next 6 years and 6% thereafter.

Net periodic postretirement benefit cost in the US for 1997, 1996 and 1995, included the following components:

                                                    (Stated in millions)
                                          1997         1996        1995
                                         -------       -----       -----

Service cost - benefits
 earned during the period                 $   9        $  13       $  12
Interest cost on accumulated
 postretirement benefit
   obligation                                21           26          25
Amortization of unrecognized
 net gain and other                          (5)           -           -
                                          -----        -----       -----
                                          $  25        $  39       $  37
                                          =====        =====       =====

The funded status at December 31, 1997 and 1996, was as follows:

                                           (Stated in millions)
                                           1997        1996
                                          -----       -----
Accumulated postretirement
  benefit obligation:
    Retirees                              $ 149       $ 143
    Fully eligible                           50           8
    Actives                                 106         135
                                          -----       -----
                                          $ 305       $ 286
Unrecognized net gain                        87          92
Unrecognized prior service                    5           5
                                          -----       -----
Postretirement benefit
  liability at December 31                $ 397      $ 383
                                          =====       =====

The assumed discount rate used to determine the accumulated postretirement benefit obligation was 7.5% for 1997 and 8% in 1996.

If the assumed medical cost trend rate was increased by one percentage point, health care cost in 1997 would have been $30 million, and the accumulated postretirement benefit obligation would have been $355 million at December 31, 1997.

SUPPLEMENTARY INFORMATION
-------------------------
Operating revenue and related cost of goods sold and services comprised the following:

                                                    (Stated in millions)
Year ended
 December 31,                                   1997       1996          1995
                                             -------      ------        ------
Operating revenue
 Sales                                       $ 2,664       $2,428       $2,372
 Services                                      7,984        6,528        5,250
                                             -------       ------       ------
                                             $10,648       $8,956       $7,622
                                             =======       ======       ======
Direct operating costs
 Goods sold                                  $ 1,822       $1,704       $1,645
 Services                                      6,015        5,131        4,159
                                             -------       ------       ------
                                             $ 7,837       $6,835       $5,804
                                             =======       ======       ======

Cash paid for interest and income taxes was as follows:
                                                           (Stated in millions)
Year ended
 December 31,                                    1997        1996          1995
                                              -------      ------        ------
Interest                                      $    87      $   73        $   81
Income taxes                                  $   271      $  179        $  132

Accounts payable and accrued liabilities are summarized as follows:

                                                           (Stated in millions)
December 31,                                                  1997         1996
                                                            ------       ------
Payroll, vacation and
 employee benefits                                          $  541       $  488
Trade                                                          870          712
Taxes, other than income                                       175          182
Other                                                          711          818
                                                            ------       ------
                                                            $2,297       $2,200
                                                            ======       ======

The caption "Interest and other income" includes interest income, principally from short-term and long-term investments, of $99 million, $73 million and $89 million for 1997, 1996 and 1995, respectively.

                                                                      EXHIBIT A

                  SCHLUMBERGER DISCOUNTED STOCK PURCHASE PLAN
                  (As Amended and Restated January 21, 1998)

1. PURPOSE

  The Schlumberger Discounted Stock Purchase Plan (the "Plan") is designed to encourage and assist all employees of Schlumberger Limited, a Netherlands Antilles corporation, and Subsidiaries (hereinafter collectively referred to as the "Company"), where permitted by applicable laws and regulations, to acquire an equity interest in Schlumberger Limited through the purchase of shares of Common Stock, par value $0.01 per share, of Schlumberger Limited ("Common Stock"). It is intended that this Plan shall constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2. ADMINISTRATION OF THE PLAN

  The Plan shall be administered by the Stock Purchase Plan Committee (the "Committee") appointed by the Board of Directors of Schlumberger Limited (the "Board"), which Committee shall consist of at least three (3) persons. The Committee shall supervise the administration and enforcement of the Plan according to its terms and provisions and shall have all powers necessary to accomplish these purposes and discharge its duties hereunder including, but not by way of limitation, the power to (i) employ and compensate agents of the Committee for the purpose of administering the accounts of participating employees; (ii) construe or interpret the Plan; (iii) determine all questions of eligibility; and (iv) compute the amount and determine the manner and time of payment of all benefits according to the Plan hereunder.

  The Committee may act by unanimous decision of its members at a regular or special meeting of the Committee or by decision reduced to writing and signed by all members of the Committee without holding a formal meeting. Vacancies in the membership of the Committee arising from death, resignation or other inability to serve shall be filled by appointment of the Board.

3. NATURE AND NUMBER OF SHARES

  The Common Stock subject to issuance under the terms of the Plan shall be shares of Schlumberger Limited's authorized but unissued shares or previously issued shares reacquired and held by Schlumberger Limited. Except as provided in Section 20 hereof, the aggregate number of shares which may be issued under the Plan and authorized by this amendment shall not exceed the sum of (i) the 8,000,000 shares of Common Stock authorized by the 1992 Amendment and restatement of the Plan as adjusted for the 1997 stock split and (ii) 12,000,000 shares of Common

Stock. All shares purchased under the Plan, regardless of source, shall be counted against this share limitation.

4. ELIGIBILITY REQUIREMENTS

  Each "Employee" (as hereinafter defined), except as described in the next following paragraph, shall become eligible to participate in the Plan in accordance with Section 5 on the first "Enrollment Date" (as hereinafter defined) following employment by the Company. Participation in the Plan is voluntary.

  The following Employees are not eligible to participate in the Plan:

    (i) Employees who would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any subsidiary;

    (ii) Employees who are customarily employed by the Company less than twenty (20) hours per week or less than five (5) months in any calendar year;

    (iii) Employees who are prohibited by the laws and regulations of the nation of their residence or employment from participating in the Plan as determined by the Committee; and

    (iv) Employees who have not completed at least six (6) months of service with the Company as of an Enrollment Date.

  "Employee" shall mean any individual employed by Schlumberger Limited or any Subsidiary (as hereinafter defined). "Subsidiary" shall mean any corporation in existence as of the "Effective Date" (as hereinafter defined) of this Plan in an unbroken chain of corporations beginning with Schlumberger Limited if, as of the Effective Date, each of the corporations other than the last corporation in the chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. Any corporation which may become a Subsidiary (as defined herein) after the Effective Date shall automatically be deemed to be a participating Subsidiary under this Plan effective as of the following Enrollment Date unless the Committee takes action to exclude such corporation and its employees from participation herein.

5. ENROLLMENT

  Each eligible Employee of Schlumberger Limited or any Subsidiary as of July 1, 1988 (the "Effective Date" herein) may enroll in the Plan as of the Effective Date. Each other eligible Employee of Schlumberger Limited or a participating Subsidiary who thereafter becomes eligible to participate may enroll in the Plan on the first July 1 following the date he or she first meets the eligibility requirements of Section 4. Any eligible Employee not enrolling in the Plan when first eligible may enroll in the Plan on the first day of July of any subsequent calendar year. Any eligible Employee may enroll or re-enroll in the Plan on the dates hereinabove prescribed or such other specific dates established by the Committee from time to time ("Enrollment Dates"). In order to enroll, an eligible Employee must complete, sign and submit the appropriate form to the Personnel Department of the Company.

6. METHOD OF PAYMENT

  Payment for shares is to be made as of the applicable "Purchase Date" (as defined in Section 9) through payroll deductions (with no right of prepayment) over the Plan's designated purchase period (the "Purchase Period") with the first such deduction commencing with the payroll period ending after the Enrollment Date. Each Purchase Period under the Plan shall be a period of twelve (12) calendar months beginning on July 1 and ending on the following June 30 or such other period as the Committee may prescribe. Each participating Employee (hereinafter referred to as a "Participant") will authorize such deductions from his or her pay for each month during the Purchase Period and such amounts will be deducted in conformity with his or her employer's payroll deduction schedule.

  Each Participant may elect to make contributions each pay period in amounts not less than one percent (1%) and not more than ten percent (10%), or such other percentages as the Committee may establish from time to time before an Enrollment Date for all purchases to occur during the relevant Purchase Period, of his or her base earnings or salary, geographical coefficient, overtime pay, shift premiums and commissions from the Company (excluding long-term disability or workers compensation payments and similar amounts, but including elective qualified contributions by the Participant to employee benefit plans maintained by the Company) during such pay period. The rate of contribution shall be designated by the Participant in the enrollment form. Effective July 1, 1992, bonuses will be included in determining the amount of the Participant's contribution unless the Participant gives written notice to the Personnel Department at the time and in the manner directed by the Committee.

  A Participant may elect to increase or decrease the rate of contribution effective as of the first day of any calendar quarter by giving thirty (30) days' written notice to the Personnel Department of the Company on the appropriate form. A Participant may suspend payroll deductions at any time during the Purchase Period, by giving thirty (30) days' written notice to the Personnel Department on the appropriate form. In such case, the Participant's account will continue to accrue interest and will be used to purchase stock at the end of the Purchase Period. A Participant may also elect to withdraw contributions at any time by giving thirty (30) days' prior written notice to the Personnel Department of the Company on the appropriate form. Any Participant who withdraws his or her contributions will receive his or her entire account balance, including interest and dividends, if any, plus a stock certificate for the number of shares held by the Participant under the Plan as soon as practicable. Any Participant who suspends payroll deductions or withdraws contributions during any Purchase Period cannot resume payroll deductions during such Purchase Period and must re-enroll in the Plan in order to participate in the next Purchase Period.

  No more than the maximum contribution permitted any Participant under
Section 9 can be accumulated over the Purchase Period, including interest and dividends, if applicable. Except in case of cancellation of election to purchase, death, resignation or other terminating event, the amount in a Participant's account at the end of the Purchase Period will be applied to the purchase of the shares.

7. CREDITING OF CONTRIBUTIONS, INTEREST AND DIVIDENDS

  Contributions shall be credited to a Participant's account as soon as administratively feasible after payroll withholding. Unless otherwise prohibited by laws and regulations, Participant contributions will receive interest at a rate realized for the investment vehicle or vehicles designated by the Committee for purposes of the Plan. Interest will be credited to a Participant's account from the first date on which Participant contributions are deposited with the investment vehicle until the earlier of (i) the end of the Purchase Period or (ii) in the event of cancellation, death, resignation or other terminating event, the last day of the month next preceding the date on which such contributions are returned to the Participant. Dividends on shares held in a Participant's account in the Plan will also be credited to such Participant's account. Any such contributions, interest and dividends shall be deposited in or held by a bank or financial institution designated by the Committee for this purpose ("Custodian").

8. GRANT OF RIGHT TO PURCHASE SHARES ON ENROLLMENT

  Enrollment in the Plan by an Employee on an Enrollment Date will constitute the grant by the Company to the Participant of the right to purchase shares of Common Stock under the Plan. Re-enrollment by a Participant in the Plan (but not merely an increase or decrease in the rate of contributions) will constitute a grant by the Company to the Participant of a new opportunity to purchase shares on the Enrollment Date on which such re-enrollment occurs. A Participant who has not terminated employment and has not withdrawn his or her contributions from the Plan will have shares of Common Stock purchased for him or her on the applicable Purchase Date, and he or she will automatically be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which such purchase has occurred, unless such participant notifies the Personnel Department on the appropriate form that he or she elects not to re-enroll. A Participant who has suspended payroll deductions or withdrawn contributions during any Purchase Period must re-enroll on the appropriate form to participate in the Plan in the next Purchase Period.

  Each right to purchase shares of Common Stock under the Plan during a Purchase Period shall have the following terms:

    (i) the right to purchase shares of Common Stock during a particular Purchase Period shall expire on the earlier of: (A) the completion of the purchase of shares on the Purchase Date occurring on the last trading day of the Purchase Period; or (B) the date on which participation of such Participant in the Plan terminates for any reason;

    (ii) in no event shall the right to purchase shares of Common Stock during a Purchase Period extend beyond twenty-seven (27) months from the Enrollment Date;

    (iii) payment for shares purchased will be made only through payroll withholding and the crediting of interest and dividends, if applicable, in accordance with Sections 6 and 7;

    (iv) purchase of shares will be accomplished only in accordance with
  Section 9;

    (v) the price per share will be determined as provided in Section 9;

    (vi) the right to purchase shares (taken together with all other such rights then outstanding under this Plan and under all other similar stock purchase plans of Schlumberger Limited or any Subsidiary) will in no event give the Participant the right to purchase a number of shares during a Purchase Period in excess of the number of shares of Common Stock derived by dividing $25,000 by the fair market value of the Common Stock (the "Maximum Share Limitation") on the applicable Grant Date determined in accordance with Section 9; and

    (vii) the right to purchase shares will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.

9. PURCHASE OF SHARES

  The right to purchase shares of Common Stock granted by the Company under the Plan is for the term of a Purchase Period. The fair market value of the Common Stock to be purchased during such Purchase Period will be determined by averaging the highest and lowest composite sale prices per share of the Common Stock in the New York Stock Exchange Composite Transactions Quotations ("Fair Market Value") on the first trading day of the calendar month of July or such other trading date designated by the Committee (the "Grant Date"). The Fair Market Value of the common Stock will again be determined in the same manner on the last trading day of the calendar month of June or such other trading date designated by the Committee (the "Purchase Date"). These dates constitute the date of grant and the date of exercise for valuation purposes of Section 423 of the Code. The price used for allocating each share to a Participant shall be 85% of the lesser of the prices so established.

  As of the Purchase Date, the Committee shall apply the funds then credited to each Participant's account to the purchase of whole shares of Common Stock. The cost to the Participant for the shares purchased during a Purchase Period shall be 85% of the lower of:

    (i) the Fair Market Value of Common Stock on the Grant Date; or

    (ii) the Fair Market Value of Common Stock on the Purchase Date.

  Certificates evidencing shares purchased shall be delivered to the Custodian or to any other bank or financial institution designated by the Committee for this purpose or shall be delivered to the Participant (if the Participant has elected to receive the certificate) as soon as administratively feasible after the Purchase Date, but Participants shall be treated as the record owners of their shares effective as of the Purchase Date. Shares that are held by the Custodian or any other designated bank or financial institution shall be held in book entry form. Any cash equal to less than the price of a whole share of Common Stock shall be credited to a Participant's account on the Purchase Date and carried forward in his or her account for application during the next Purchase Period. Any Participant who purchases stock at the end of a Purchase Period and is not re-enrolled in the Plan for the next Purchase Period will receive a certificate for the number of shares held in his or her account as of the most recent Purchase Date and any cash, dividends or interest remaining in his or her account. Any Participant who terminates employment or withdraws his or her contributions from the Plan prior to the next Purchase Date, will receive a certificate for the number of shares held in his or her account and a cash refund attributable to amounts equal to less than the price of a whole share, and any accumulated contributions, dividends and interest. If for any reason a Participant's allocations to the Plan exceed $21,250 during a Purchase Period or if the purchase of shares with such allocations would exceed the Maximum Share Limitation, such excess amounts shall be refunded to the Participant as soon as practicable after such excess has been determined to exist.

  If as of any Purchase Date the shares authorized for purchase under the Plan are exceeded, enrollments shall be reduced proportionately to eliminate the excess. Any funds that cannot be applied to the purchase of shares due to excess enrollment shall be refunded as soon as administratively feasible, including interest determined in accordance with Section 7. The Committee in its discretion may also provide that excess enrollments may be carried over to the next Purchase Period under this Plan or any successor plan according to the regulations as set forth under Section 423 of the Code.

10. WITHDRAWAL OF SHARES

  A Participant may elect to withdraw shares held in his or her account at any time (without withdrawing from the Plan) by giving notice to the Personnel Department on the appropriate form. Upon receipt of such notice from the Personnel Department, the Custodian, bank or other financial institution designated by the Committee for this purpose will arrange for the issuance and delivery of all shares held in the Participant's account as soon as administratively feasible.

11. TERMINATION OF PARTICIPATION

  The right to participate in the Plan terminates immediately when a Participant ceases to be employed by the Company for any reason whatsoever (including death, unpaid disability or when the Participant's employer ceases to be a Subsidiary) or the Participant otherwise becomes ineligible. Participation also terminates immediately when the Participant voluntarily withdraws his or her contributions from the Plan. Participation terminates immediately after the Purchase Date if the Participant is not re-enrolled in the Plan for the next Purchase Period or if the Participant has suspended payroll deductions during any Purchase Period and has not re-enrolled in the Plan for the next Purchase Period. As soon as administratively feasible after termination of participation, the Committee shall pay to the Participant or his or her beneficiary or legal representative all amounts credited to his or her account, including interest and dividends, if applicable, determined in accordance with Section 7, and shall cause a certificate for the number of shares held in his or her account to be delivered to the Participant or to his or her beneficiary or legal representative.

12. UNPAID LEAVE OF ABSENCE

  Unless the Participant has voluntarily withdrawn his or her contributions from the Plan, shares will be purchased for his or her account on the Purchase Date next following commencement of an unpaid leave of absence by such Participant provided such leave does not constitute a termination of employment. The number of shares to be purchased will be determined by applying to the purchase the amount of the Participant's contributions made up to the commencement of such unpaid leave of absence plus interest on such contributions and dividends, if applicable, both determined in accordance with
Section 7. Participation in the Plan will terminate immediately after the purchase of shares on such Purchase Date, unless the Participant has resumed eligible employment prior to the Purchase Date, in which case the Participant may resume payroll deductions immediately.

13. DESIGNATION OF BENEFICIARY

  Each Participant may designate one or more beneficiaries in the event of death and may, in his or her sole discretion, change such designation at any time. Any such designation shall be effective upon receipt by the local Personnel Department and shall control over any disposition by will or otherwise.

  As soon as administratively feasible after the death of a Participant, amounts credited to his or her account, including interest and dividends, if applicable, determined in accordance with Section 7, shall be paid in cash and a certificate for any shares shall be delivered to the Participant's designated beneficiaries or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant's estate. Such payment shall relieve the Company of further liability to the deceased Participant with respect to the Plan. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the Participant has given express contrary instructions.

14. ASSIGNMENT

  The rights of a Participant under the Plan will not be assignable or otherwise transferable by the Participant except by will or the laws of descent and distribution. No purported assignment or transfer of such rights of a Participant under the Plan, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever but immediately upon such assignment or transfer, or any attempt to make the same, such rights shall terminate and become of no further effect. If this provision is violated, the Participant's election to purchase Common Stock shall terminate and the only obligation of the Company remaining under the Plan will be to pay to the person entitled thereto the amount then credited to the Participant's account.

No Participant may create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. A Participant's right to purchase shares under the Plan shall be exercisable only during the Participant's lifetime and only by him or her.

15. TREATMENT OF NON-U.S. PARTICIPANTS

  Participants who are employed by non-U.S. Companies, who are paid in foreign currency and who contribute foreign currency to the Plan through payroll deductions, will have such contributions converted to U.S. dollars. The exchange rate for such conversion will be the rate quoted by a major financial institution selected by the Committee for the last trading day of the Purchase Period. If the exchange rate for certain countries cannot be quoted in this manner, the conversion rate shall be determined as prescribed by the Committee. In no event will any procedure implemented for dealing with exchange rate fluctuations that may occur during the Purchase Period result in a purchase price below the price determined pursuant to Section 9.

16. COSTS

  All costs and expenses incurred in administering this Plan shall be paid by the Company. Any brokerage fees for the sale of shares purchased under the Plan shall be paid by the Participant.

17. REPORTS

  Annually, the Company shall provide or cause to be provided to each Participant a report of his or her contributions and the shares of Common Stock purchased with such contributions by that Participant on each Purchase Date.

18. EQUAL RIGHTS AND PRIVILEGES

  All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and related regulations. Any provision of the Plan which is inconsistent with
Section 423 or any successor provision of the Code shall without further act or amendment by the Company be reformed to comply with the requirements of
Section 423. This Section 18 shall take precedence over all other provisions in the Plan.

19. RIGHTS AS STOCKHOLDER

  A Participant will have no rights as a stockholder under the election to purchase until he or she becomes a stockholder as herein provided. A Participant will become a stockholder with respect to shares for which payment has been completed as provided in Section 9 at the close of business on the last business day of the Purchase Period.

20. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the right to purchase shares of Common Stock covered by a current Purchase Period and the number of shares which have been authorized for issuance under the Plan for any future Purchase Period, the maximum number of shares each Participant may purchase each Purchase Period (pursuant to Section 9), as well as the price per share and the number of shares of Common Stock covered by each right under the Plan which have not yet been purchased shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Purchase Period then in progress shall be shortened by setting a new Purchase Date (the "New Purchase Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Purchase Date shall be before the date of the Company's proposed dissolution or liquidation. Each Participant will be notified in writing, at least thirty (30) business days prior to the New Purchase Date, that the Purchase Date for the Participant's right to purchase shares has been changed to the New Purchase Date and that the applicable number of shares will automatically be purchased on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in
    Section 10 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding right to purchase shares shall be assumed or an equivalent right to purchase shares substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute the right to purchase shares, any Purchase Period then in progress shall be shortened by setting a new Purchase Date (the "New Purchase Date") and any Purchase Period then in progress shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company's proposed sale or merger. Each participant will be notified in writing, at least thirty (30) business days prior to the New Purchase Date, that the Purchase Date has been changed to the New Purchase Date and that the applicable number of shares will be purchased automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 10 hereof.

21. MODIFICATION AND TERMINATION

  Except as provided in Section 20 hereof, the Board may amend or terminate the Plan at any time. No amendment shall be effective unless within one year after it is adopted by the Board it is approved by the holders of a majority of the votes cast at a meeting if such amendment would otherwise cause the rights granted under the Plan to purchase shares of Common Stock to fail to meet the requirements of Section 423 of the Code (or any successor provision).

  In the event the Plan is terminated, the Committee may elect to terminate all outstanding rights to purchase shares under the Plan either immediately or upon completion of the purchase of shares on the next Purchase Date, unless the Committee has designated that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If the rights to purchase shares under the Plan are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned to the Participants as soon as administratively feasible, including interest and dividends, if applicable, determined in accordance with Section 7.

22. BOARD AND STOCKHOLDER APPROVAL; EFFECTIVE DATE

  This Plan was originally approved by the Board on January 28, 1988, amended and restated by the Board on January 21, 1992 and approved by the holders of a majority of the shares of outstanding Common Stock of Schlumberger Limited on April 15, 1992. This amendment and restatement approved by the Board on January 21, 1998 shall become effective as of July 1, 1998; provided, however, that the changes contained herein shall not be effective unless approved by the holders of a majority of the votes cast at a meeting within the period ending January 21, 1999 (12 months after the date such amendments are approved by the Board).

23. GOVERNMENTAL APPROVALS OR CONSENTS

  This Plan and any offering or sale made to Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 21, the Board may make such changes in the Plan and include such terms in any offering under the Plan as may be desirable to comply with the rules or regulations of any governmental authority.

24. OTHER PROVISIONS

  The agreements to purchase shares of Common Stock under the Plan shall contain such other provisions as the Committee and the Board shall deem advisable, provided that no such provision shall in any way be in conflict with the terms of the Plan.

                                                                      EXHIBIT B

                      SCHLUMBERGER 1998 STOCK OPTION PLAN
                  (As Established Effective January 21, 1998)

1. PURPOSE OF THE PLAN

  This Stock Option Plan (the "Plan") is intended as an incentive to key employees of Schlumberger Limited (the "Company") and its subsidiaries. Its purposes are to retain employees with a high degree of training, experience and ability, to attract new employees whose services are considered unusually valuable, to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in the development and financial success of the Company.

2. ADMINISTRATION OF THE PLAN

  (a) The Board of Directors shall appoint and maintain a Compensation Committee (the "Committee") which shall consist of at least three (3) members of the Board of Directors, none of whom is an officer or employee of the Company, who shall serve at the pleasure of the Board. The Committee may from time to time grant incentive stock options and non-qualified stock options ("Stock Options") under the Plan to the persons described in Section 3 hereof. No member of such Committee shall be eligible to receive Stock Options under this Plan during his or her tenure on the Committee. Members of the Committee shall be subject to any additional restrictions necessary to satisfy the definition of "Non-Employee Director" as set forth in Rule 16b-3 under the United States Securities Exchange Act of 1934 (the "Act") as it may be amended from time to time.

  (b) The Committee shall have full power and authority to interpret the provisions of the Plan and supervise its administration. All decisions and selections made by the Committee pursuant to the provisions of the Plan shall be made by a majority of its members. Any decision reduced to writing and signed by a majority of the members shall be fully effective as if adopted by a majority at a meeting duly held. Subject to the provisions of the Plan, the Committee shall have full and final authority to determine the persons to whom Stock Options hereunder shall be granted, the number of shares to be covered by each Stock Option except that no optionee may be granted options for more than 1,000,000 shares during the life of the Plan, and whether such Stock Option shall be designated an "incentive stock option" or a "non-qualified stock option."

  (c) No member of the Committee shall be liable for anything done or omitted to be done by him or by her or any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

  (d) If the exercise period of an outstanding Stock Option is continued following a holder's termination of employment due to retirement as provided in Section 5(c)(v), the Committee shall have the authority in its discretion to cause such option to be forfeited in the event that such holder engages in "detrimental activity" as described in
Section 5(c)(v).

3. GRANTS OF STOCK OPTIONS

  (a) The persons eligible for participation in the Plan as recipients of Stock Options shall include only employees of the Company or its subsidiary corporations as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the "Code") and hereinafter referred to as "subsidiaries" who are executive, administrative, professional or technical personnel who have responsibilities affecting the management, direction, development and financial success of the Company or its subsidiaries. No Director of the Company who is not also an employee is eligible to participate in the Plan, nor is any employee who owns directly or indirectly stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any subsidiary. An employee may receive more than one grant of Stock Options at the Committee's discretion including simultaneous grants of different forms of Stock Options.

  (b) The Committee in granting Stock Options hereunder shall have discretion to determine the terms and conditions upon which such Stock Options may be exercisable. Each grant of a Stock Option shall be confirmed by an Agreement consistent with this Plan which shall be executed by the Company and by the person to whom such Stock Option is granted. All such Agreements shall contain a provision providing that the Stock Option shall not be exercisable unless the recipient remains in the employment of the Company or a subsidiary for a period of at least one (1) year from the date of any such Agreement, subject to the right of the Company or subsidiary to terminate such employment.

  (c) For purposes of this Plan, employment with the Company shall include employment with any subsidiary of the Company, and Stock Options granted under this Plan shall not be affected by an employee's transfer of employment from the Company to a subsidiary, from a subsidiary to the Company or between subsidiaries.

  (d) The purchase price of the shares as to which a Stock Option is exercised shall be paid in full at the time of the exercise subject to such rules, procedures and restrictions as the Committee may prescribe from time to time:
(i) in cash or by certified check; (ii) by the delivery of shares of Schlumberger Common Stock with a fair market value (as determined according to Section 5(b) of the Plan) at the time of exercise equal to the total option price; or (iii) by a combination of the methods described in (i) and (ii).

4. SHARES SUBJECT TO THE PLAN

  Subject to adjustment as provided in Section 8 hereof, there shall be subject to the Plan 12,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Shares"). The Shares subject to the Plan shall consist of authorized and unissued shares or previously issued shares reacquired and held by the Company or any subsidiary. Should any Stock Option expire or be terminated prior to its exercise in full and prior to the termination of the Plan, the Shares theretofore subject to such Stock Option shall be available for further grants under the Plan. Until termination of the Plan, the Company and/or one or more subsidiaries shall at all times make available a sufficient number of Shares to meet the requirements of the Plan. After termination of the Plan, the number of Shares reserved for purposes of the Plan from time to time shall be only such number of Shares as are issuable under then outstanding Stock Options.

5. TERMS OF STOCK OPTIONS

  (a) Stock Options granted under this Plan which are designated as "incentive stock options" may be granted with respect to any number of Shares, subject to the limitation that the aggregate fair market value of such Shares (determined in accordance with Section 5(b) of the Plan at the time the option is granted) with respect to which such options are exercisable for the first time by an employee during any one calendar year (under all such plans of the Company and any subsidiary of the Company) shall not exceed $100,000. To the extent that the aggregate fair market value of Shares with respect to which incentive stock options (determined without regard to this subsection) are exercisable for the first time by any employee during any calendar year (under all plans of the employer corporation and its parent and subsidiary corporations) exceeds $100,000, such options shall be treated as options which are not incentive stock options. No Stock Options shall be granted pursuant to the Plan after January 21, 2008.

  (b) The purchase price of each Share subject to a Stock Option shall be determined by the Committee prior to granting a Stock Option. The Committee shall set the purchase price for each Share at either the fair market value (the "Fair Market Value") of each Share on the date the Stock Option is granted, or at such other price as the Committee in its sole discretion shall determine, but not less than one hundred percent (100%) of such Fair Market Value. After it is granted, no Stock Option may be amended to decrease the purchase price and no Stock Option may be granted in substitution for an outstanding Stock Option with a purchase price lower than the purchase price of an outstanding Stock Option. The Fair Market Value of a Share on a particular date shall be deemed to be the mean between the highest and lowest composite sales price per share of the Common Stock in the New York Stock Exchange Composite Transactions Quotations, as reported for that date, or, if there shall have been no such reported prices for that date, the reported mean price on the last preceding date on which a composite sale or sales were effected on one or more of the exchanges on which the Shares were traded shall be the Fair Market value.

  (c)(i) Each Stock Option granted hereunder shall be exercisable in one or more installments (annual or other) on such date or dates as the Committee may in its sole discretion determine, and the terms of such exercise shall be set forth in the Stock Option Agreement covering the grant of the option, provided that no Stock Option may be exercised after the expiration of ten (10) years from the date such option is granted.

  (ii) Except as provided in paragraph (e) below, the right to purchase Shares shall be cumulative so that when the right to purchase any Shares has accrued such Shares or any part thereof may be purchased at any time thereafter until the expiration or termination of the Stock Option.

  (iii) At any time after the granting of any such Stock Option, the Committee may accelerate the installment exercise dates (subject, however, to any applicable limitations concerning options designated "incentive stock options").

  (iv)(A) If the optionee's employment with the Company is terminated with the consent of the Company and provided such employment is not terminated for cause (of which the Committee shall be the sole judge), the Committee may permit such Stock Option to be exercised by such optionee at any time during the period of three (3) months after such termination, provided that such option may be exercised before expiration and within such three-month period only to the extent it was exercisable on the date of such termination.

  (B) In the event an optionee dies while in the employ of the Company or dies after termination of employment but prior to the exercise in full of any Stock Option which was exercisable on the date of such termination, such option may be exercised before expiration of its term by the person or persons entitled thereto under the optionee's will or the laws of descent and distribution during the "Post-Death Exercise Period" (as hereinafter defined) to the extent exercisable by the optionee at the date of death. The Post-Death Exercise Period shall be a period commencing on the date of death and ending sixty (60) months after the date of death (or, if earlier, the date of termination of employment).

  (C) If the optionee's employment with the Company is terminated without the consent of the Company for any reason other than the death of the optionee, or if the optionee's employment with the Company is terminated for cause, his or her rights under any then outstanding Stock Option shall terminate immediately. The Committee shall be the sole judge of whether the optionee's employment is terminated without the consent of the Company or for cause.

  (v)(A) If the optionee's employment with the Company is terminated due to retirement (within the meaning of any prevailing pension plan in which such optionee is a participant), such Stock Option shall be exercisable by such optionee at any time during the period of sixty (60) months after such termination or the remainder of the option period, whichever is less, provided that such option may be exercised after such termination and before expiration only to the extent that it is exercisable on the date of such termination.

  (B) In the event an optionee dies during such extended exercise period, such Stock Option may be exercised by the person or persons entitled thereto under the optionee's will or the laws of descent and distribution during the Post-Death Exercise Period to the extent exercisable by the optionee at the date of death and to the extent the term of the Stock Option has not expired within such Post-Death Exercise Period.

    (c) Notwithstanding the foregoing, if at any time after termination due to retirement the optionee engages in "detrimental activity" (as hereinafter defined), the Committee in its discretion may cause the optionee's right to exercise such option to be forfeited. Such forfeiture may occur at any time subsequent to the date that is three (3) months after the optionee's termination of employment and prior to the actual delivery of shares pursuant to the exercise of such option. If an allegation of detrimental activity by an optionee is made to the Committee, the exercisability of the optionee's options will be suspended for up to two months to permit the investigation of such allegation. For purposes of this
  Section 5(c)(v), "detrimental activity" means activity that is determined by the Committee in its sole and absolute discretion to be detrimental to the interests of the Company or any of its subsidiaries, including but not limited to situations where such optionee: (1) divulges trade secrets of the company, proprietary data or other confidential information relating to the Company or to the business of the Company and any subsidiaries,
  (2) enters into employment with a competitor under circumstances suggesting that such optionee will be using unique or special knowledge gained as a Company employee to compete with the Company, (3) is convicted by a court of competent jurisdiction of any felony or of a crime involving moral turpitude, (4) uses information obtained during the course of his or her prior employment for his or her own purposes, such as for the solicitation of business, (5) is determined to have engaged (whether or not prior to termination due to retirement) in either gross misconduct or criminal activity harmful to the Company, or (6) takes any action that harms the business interests, reputation, or goodwill of the Company and/or its subsidiaries.

      (vi) Notwithstanding the other provisions of this paragraph (c), in no event may a Stock Option be exercised after the expiration of ten
    (10) years from the date such Stock Option is granted.

    (d) At the time of the grant of a Stock Option, the Committee may determine that the Shares covered by such option shall be restricted as to transferability. If so restricted, such Shares shall not be sold, transferred or disposed of in any manner, and such Shares shall not be pledged or otherwise hypothecated until the restriction expires by its terms. The circumstances under which any such restriction shall expire shall be determined by the Committee and shall be set forth in the Stock Option Agreement covering the grant of the option to purchase such Shares.

    (e) The Committee shall designate whether a Stock Option is to be an "incentive stock option" for purposes of Section 422 of the Code.

6. ASSIGNABILITY OF STOCK OPTIONS

  Stock Options granted under the Plan shall not be assignable or otherwise transferable by the recipient except by will or the laws of descent and distribution. Otherwise, Stock Options granted under this Plan shall be exercisable during the lifetime of the recipient (except as otherwise provided in the Plan or the applicable Agreement for Stock Options other than "incentive stock options") only by the recipient for his or her individual account, and no purported assignment or transfer of such Stock Options thereunder, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever but immediately upon any such purported assignment or transfer, or any attempt to make the same, such Stock Options thereunder shall terminate and become of no further effect.

7. TAXES

  The Committee may make such provisions and rules as it may deem appropriate for the withholding of taxes in connection with any Stock Options granted under the Plan. An optionee, subject to such rules as the Committee may prescribe from time to time, may elect to satisfy all or any portion of the tax required to be withheld by the Company in connection with the exercise of such option by electing to have the Company withhold a number of shares having a Fair Market Value on the date of exercise equal to or less than the amount required to be withheld. An optionee's election pursuant to the preceding sentence must be made on or before the date of exercise and must be irrevocable.

8. REORGANIZATIONS AND RECAPITALIZATIONS OF THE COMPANY

    (a) The existence of this Plan and Stock Options granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

    (b) Except as hereinafter provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Stock Options granted hereunder.

    (c) The Shares with respect to which Stock Options may be granted hereunder are shares of the Common Stock of the Company as presently constituted, but if, and whenever, prior to the delivery by the Company or a subsidiary of all of the Shares which are subject to the Stock Options or rights granted hereunder, the Company shall effect a subdivision or consolidation of shares or other capital readjustments, the payment of a stock dividend or other increase or reduction of the number of shares of the Common Stock outstanding without receiving compensation therefor in money, services or property, the number of Shares subject to the Plan shall be proportionately adjusted and the number of Shares with respect to which Stock Options granted hereunder may thereafter be exercised shall:

      (i) in the event of an increase in the number of outstanding shares, be proportionately increased, and the cash consideration (if any) payable per Share shall be proportionately reduced; and

      (ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the cash consideration (if any) payable per Share shall be proportionately increased.

    (d) If the Company merges with one or more corporations, or consolidates with one or more corporations and the Company shall be the surviving corporation, thereafter, upon any exercise of Stock Options granted hereunder, the recipient shall, at no additional cost (other than the option price, if any) be entitled to receive (subject to any required action by stockholders) in lieu of the number of Shares as to which such Stock Options shall then be exercisable the number and class of shares of stock or other securities to which the recipient would have been entitled pursuant to the terms of the agreement of merger or consolidation, if immediately prior to such merger or consolidation the recipient had been the holder of record of the number of shares of Common Stock of the Company equal to the number of Shares as to which such Stock Options shall be exercisable. Upon any reorganization, merger or consolidation where the Company is not the surviving corporation or upon liquidation or dissolution of the Company, all outstanding Stock Options shall, unless provisions are made in connection with such reorganization, merger or consolidation for the assumption of such Stock Options, be canceled by the Company as of the effective date of any such reorganization, merger or consolidation, or of any dissolution or liquidation of the Company, by giving notice to each holder thereof or his or her personal representative of its intention to do so and by permitting the exercise during the thirty-day period next preceding such effective date of all Stock Options which are outstanding as of such date, whether or not otherwise exercisable.

9. REGISTRATION UNDER SECURITIES ACT OF 1933 AND EXCHANGE LISTING

  It is intended that the Stock Options and Shares covered by the Plan will be registered under the Securities Act of 1933, as amended. At the time any Shares are issued or transferred to satisfy the exercise of a Stock Option granted under the Plan, such Shares will have been listed (or listed subject to notice of issuance) on the New York Stock Exchange.

10. REPORTS AND RETURNS

  The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding the Stock Options granted hereunder or any Shares issued pursuant to the exercise thereof or a payment made hereunder, as may be required by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation.

11. PLAN TERM

  The Plan shall be effective January 21, 1998, subject to approval within twelve (12) months from the effective date by the holders of a majority of the votes cast at a meeting. In the event the Plan is not so approved, the Plan shall automatically terminate and be of no further force or effect. No Stock Options shall be granted pursuant to this Plan after January 21, 2008.

12. AMENDMENT OR TERMINATION

  The Board of Directors may amend, alter or discontinue the Plan at any time insofar as permitted by law, but no amendment or alteration shall be made without the approval of the stockholders:

    (a) if, except as contemplated by Section 8 of the Plan, the amendment would permit the decrease of the purchase price of a Stock Option after the grant of the Stock Option or grant to the holder of an outstanding Stock Option, a new Stock Option with a lower purchase price in exchange for the outstanding Stock Option; or

    (b) if and to the extent such amendment requires stockholder approval under Section 422 of the Code (or any successor provision).

  No amendment of the Plan shall alter or impair any of the rights or obligations of any person, without his or her consent, under any option or right theretofore granted under the Plan.

13. GOVERNMENT REGULATIONS

  Nothwithstanding any of the provisions hereof or of any Stock Option granted hereunder, the obligation of the Company or any subsidiary to sell and deliver Shares under such Stock Option or to make cash payments in respect thereto shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required, and the recipient shall agree that he will not exercise or convert any option granted hereunder, and that the Company or any subsidiary will not be obligated to issue any Shares or make any payments under any such option if the exercise thereof or if the issuance of such Shares or if the payment made shall constitute a violation by the recipient or the Company or any subsidiary of any provision of any applicable law or regulation of any governmental authority.

[LOGO] SCHLUMBERGER


NOTICE OF
ANNUAL GENERAL MEETING
OF STOCKHOLDERS
AND
PROXY STATEMENT
APRIL 8, 1998



----------------------------------

 Please sign your proxy card and
 return it in the enclosed
 envelope so that you may be
 represented at the Meeting.

----------------------------------

                   SCHLUMBERGER LIMITED (SCHLUMBERGER N.V.)

            PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

                    ANNUAL GENERAL MEETING OF STOCKHOLDERS


        The undersigned, having received the Notice and Proxy Statement for the Annual General Meeting of Stockholders and the 1997 Annual Report to
P Stockholders, hereby appoints A.L.A. Bosnie, Jan A. Koning, and M.P. Weber-Dommisse and each of them, proxies, with power of substitution, to
R vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any other matters that may properly come
O before the meeting, all my (our) shares of record of Schlumberger Limited (Schlumberger N.V.) at the Annual General Meeting of Stockholders to be
X held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao, Netherlands Antilles on April 8, 1998, and at any adjournment or
Y     adjournments thereof.

      IF NO OTHER INDICATION IS MADE, THE PROXIES WILL VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES AND FOR PROPOSALS 2,3,4, AND 5.


                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE       [SEE REVERSE
                                                                        SIDE]

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

  UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

  DIRECTORS RECOMMEND A VOTE FOR ITEMS 1, 2, 3, 4, AND 5.

1. Election of 12 directors
   NOMINEES:  D.E. Ackerman, D.E. Baird, J. Deutch, V.E. Grijalva, D. Henderson,
              A. Levy-Lang, W.T. McCormick, Jr., D. Primat, N. Seydoux,
              L.G. Stuntz, S. Ullring, Y. Wakumoto

                FOR             WITHHELD
                ALL     [  ]       ALL      [  ]
              NOMINEES          NOMINEES
For, except vote withheld from the following nominee(s):


-----------------------------------------------------------

                                            FOR    AGAINST  ABSTAIN
2.  Approval of Financials and             [   ]    [   ]    [   ]
    Dividends.

3.  Approval of Auditors.                  [   ]    [   ]    [   ]

4.  Approval of Amendments to the          [   ]    [   ]    [   ]
    Schlumberger Discounted Stock
    Purchase Plan.

5.  Approval of Adoption of the            [   ]    [   ]    [   ]
    Schlumberger 1998 Stock
    Option Plan.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [   ]


Please sign names exactly as printed hereon. In signing as attorney, administrator, executor, guardian or trustee, please give full title as such. Please sign, date and return in the enclosed envelope.

Signature:               Date:          Signature:               Date:
          --------------      ---------           --------------      --------